Exhibit 10.2

TRANSITIONAL SERVICES AGREEMENT

by and between

GENERAL ELECTRIC CAPITAL CORPORATION

(“GECC”)

and

SYNCHRONY FINANCIAL

(the “Company”)

DATED             , 2014

Details

Parties	GECC and the Company, each as described below.

GECC	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation.

Company	SYNCHRONY FINANCIAL, a Delaware corporation.

Recitals

1.      GE Consumer Finance, Inc., is a Delaware corporation and a wholly-owned subsidiary of GECC and is the legal and beneficial owner of the issued shares in the capital of the Company;

2.      The Company’s business activities include providing financial services to consumers and retailers and offering a range of private-label credit cards, dual (or co-branded) credit cards and other revolving credit accounts to finance the purchase of consumer goods and services (collectively, the “Company Business”);

3.      The board of directors of the Company has determined that it is in the best interests of the Company to make an initial public offering (the “IPO”) of shares of Company common stock, par value $0.001 per share;

4.      GECC and the Company entered into a Master Agreement, dated as of the date hereof (the “Master Agreement”);

5.      As a result of the IPO and future contemplated transactions (collectively, the “Transaction”), (i) the Company may in the future no longer be considered to be an Affiliate of GECC or its parent General Electric Company (“GE”) for purposes of certain entitlements to GE, GECC or third party provided services and/or access rights and (ii) GECC may in the future no longer be considered to be an Affiliate of the Company for purposes of certain entitlements to the Company or third party-provided services and/or access rights; and

6.      GECC and the Company have each agreed to provide certain transitional arrangements to the other, from the date of the IPO and for the relevant Transition Period thereafter in accordance with and subject to the terms of this Agreement.

Governing law	New York

Date	See signing page

General terms

1.	Transitional Arrangements

1.1	GECC Transitional Arrangements

Subject to Clause 1.4, GECC will provide (or procure the provision of) to the Company (either for direct use and enjoyment or for providing services to the Bank and Affiliates of the Company):

(a)	each GECC IT Access Right;

(b)	each GECC IT Application Service;

(c)	each GECC IT Support Service; and

(d)	each GECC Non-IT Support Service,

as such services are described in more detail herein or in Schedule 1 (each, a “GECC Transitional Arrangement”), each at the latest starting from the IPO Date and for the Transition Period that applies to that GECC Transitional Arrangement.

1.2	Company Transitional Arrangements

Subject to Clause 1.4, the Company will provide (or procure the provision of) to GECC (either for direct use and enjoyment or for on-servicing to Affiliates of GECC) the services described in Schedule 2 (each, a “Company Transitional Arrangement”), each for the Transition Period that applies to that Company Transitional Arrangement.

1.3	Supplier and Recipient roles

In relation to:

(a)	each GECC Transitional Arrangement, GECC is the “Supplier” and the Company, the Bank or an Affiliate of the Company, as applicable, is the “Recipient”; and

(b)	each Company Transitional Arrangement, the Company is the “Supplier” and GECC or its Affiliates, as applicable, is the “Recipient”.

1.4	Pre-Existing Agreements

(a)	Except as set forth in Section 2.4(b) of the Master Agreement, any intra-group arrangements or agreements that the Company had prior to the applicable Transition Period for those services or access rights that become a GECC Transitional Arrangement (each, a “Pre-Existing Agreement”) shall

(i)	if GECC is the counterparty of the Company to such Pre-Existing Agreement, automatically terminate on the IPO Date; and

(ii)	if an Affiliate of GECC is the counterparty of the Company to such Pre-Existing Agreement, as between the Parties, be deemed to be automatically terminated on the IPO Date. GECC will provide and care for the actual termination of such Pre-Existing Agreements with effect on the IPO Date and the Company will, to the extent reasonably requested by GECC, provide GECC the required assistance, if any, in order to render such terminations effective.

(b)	It is understood by the Parties that (i) the Company shall not incur any charges or other financial responsibilities in connection with such terminations, and (ii) the Company shall not be obliged to make any payments under such Pre-Existing Agreements that would be for periods after the IPO Date.

(c)	For purposes of this Agreement, the agreements set forth in Schedule 2.4(b)(ii) of the Master Agreement shall not be deemed to be Pre-Existing Agreements hereunder, and thus such agreements are understood by the Parties to continue in force after the IPO Date according to their respective terms.

2.	Obligations of the Suppliers and the Recipients

2.1	Limitation on the obligations of the Suppliers

(a)	Each Party’s obligations to supply each Transitional Arrangement for which it is the Supplier, under Clause 1, are limited to, an obligation:

(i)	to provide each Transitional Arrangement in accordance with the description set out in Schedule 1 or Schedule 2 (as applicable);

(ii)	unless agreed otherwise herein, to provide each Transitional Arrangement:

(A)	in the Pre-IPO Form, subject to Clause 2.2(a);

(B)	at the higher of the Pre-IPO Standard and the Non-Discriminatory Standard, and in the case of GECC Transitional Arrangements identified as “critical” in Schedule 1, in accordance with the applicable service levels set forth in Schedule 1; and

(C)	up to no more than the Pre-IPO Volume;

(iii)	to provide each Transitional Arrangement with due care and skill; and

(iv)	to comply with all Applicable Laws in providing each Transitional Arrangement and performing its obligations under this Agreement.

(b)	Clause 2.1(a) will be deemed incorporated into the description set out in Schedule 1 or Schedule 2 (as applicable) for each Transitional Arrangement except to the extent that it is inconsistent with the express description of that Transitional Arrangement in that Schedule.

(c)	Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, neither Party nor any of its Affiliates or their respective Representatives shall be obliged to provide, or shall be deemed to be providing, any legal, financial, accounting or tax advice to the other Party or any of its Affiliates or their respective Representatives under this Agreement, in connection with the Transitional Arrangements or otherwise.

(d)	Subject to Clause 5.2(a), if a service or arrangement is not included in Schedule 1 or Schedule 2 (as applicable) as a Transitional Arrangement and is not otherwise expressly provided for in Section 7.3 of the Master Agreement, Section 12 of the Tax Sharing and Separation Agreement, the Transitional Trademark License Agreement, Intellectual Property Cross License Agreement or MNT Subservicing Agreement:

(i)	neither Party nor any of their respective Affiliates or Representatives have an obligation to provide it; and

(ii)	each Party will cease having any rights and will stop using, and will ensure its Affiliates and Representatives stop using, any such service or arrangement that was made available to such Party by the other Party prior to the IPO Date.

(e)	The Supplier of a Transitional Arrangement is not obliged to disclose to the Recipient any contracts by which the Supplier or any of its Affiliates acquires from third parties components or inputs to that Transitional Arrangement.

(f)	Without limiting the generality of Clause 2.1(d), except as expressly provided in this Agreement or required in connection with the performance of or delivery of a Transitional Arrangement, after the IPO Date, each Party and its Affiliates and Representatives (i) will cease to use and shall have no further access to the intranet and owned or licensed computer software, networks, hardware or technology of the other Party, and (ii) will have no access to computer-based resources (including e-mail and access to computer networks and databases) of the other Party which require a password or are available on a secured access basis.

2.2	Changes to Pre-IPO Form

(a)	During the Transition Period, the Supplier may make changes to the Pre-IPO Form that:

(i)	it considers to be reasonably necessary to effectively and efficiently support its own or its Affiliates’ business; or

(ii)	are necessary to effectively separate the Recipient’s data from the Supplier’s (or any of its Affiliates’) data or implement any other reasonable security measure consistent with the Parties no longer being Affiliated;

provided, however, that the Supplier will take reasonable steps to (A) provide the Recipient prior Notice of any such changes and (B) minimize the impact of any such changes on the Recipient’s operation.

(b)	In relation to each change contemplated by Clause 2.2(a) to the Pre-IPO Form:

(i)	the Supplier will explain to the Recipient the impact of the change on the Recipient and the rationale for the change prior to its implementation (except for urgent changes, of which the Supplier will give prior Notice to the extent possible); and

(ii)	the Supplier will use commercially reasonable efforts to mitigate any adverse effects on the Recipient of such change.

(c)	Alternatively, the Recipient may elect in response to a proposed change of the type contemplated by Clause 2.2(a) to maintain the Pre-IPO Form for that Transitional Arrangement, provided that Supplier may in such a case increase the Charges for that Transitional Arrangement to reflect the increased cost, if any, to the Supplier of maintaining that Pre-IPO Form in those circumstances.

2.3	Dependencies

(a)	The following are dependencies for the purpose of this Clause 2.3 (each, a “Dependency”) in relation to each Transitional Arrangement:

(i)	failure by the Recipient to comply with its obligations under this Agreement;

(ii)	defects in the completeness, accuracy and quality of applicable information provided by or on behalf of the Recipient;

(iii)	changes in the Applicable Laws (always subject to Clause 5.4);

(iv)	any other dependencies mutually agreed in writing by the Parties;

(v)	in relation to each GECC IT Application Service and GECC IT Support Service and specific to the Company which is the Recipient of such GECC Transitional Arrangement:

(A)	any configurations of or modifications to the Underlying System that are requested by the Company from time to time, other than pursuant to (i) a Variation as per Clause 5, (ii) Clause 3.9(b), or (iii) the execution of an agreed Transition Plan;

(B)	deficiency in the suitability, quality and/or performance of software or equipment provided by or on behalf of the Company;

(C)	the presence of viruses, trojan horses, worms or other disabling features in the Company’s computing environment (other than any of the foregoing introduced by GECC or GECC contract partners in performing any GECC IT Application Service or GECC IT Support Service);

(D)	any defects in the completeness, accuracy and quality of network links provided by third party vendors provided by or on behalf of the Company;

(E)	any re-deployment of Company resources connected with data extraction or conversion requested by the Company; or

(F)	any modification by the Company of any of its processes or information technology systems to the extent such modification impacts the provision of any GECC IT Application Service or GECC IT Support Service;

(vi)	failure by the Recipient to provide the Supplier with access to its applicable systems to the extent and for the duration that is reasonably necessary to enable the Supplier to provide the relevant Transitional Arrangement;

(vii)	if the Recipient enters into any agreement or arrangement that contemplates a change of Control of the Recipient excepting the relevant terms of the Transaction; and

(viii)	any assignment by Company pursuant to the second sentence of Clause 17.2(a).

(b)	To the extent that the existence or occurrence of any such Dependency adversely affects the provision of any Transitional Arrangement or the performance of any obligation under the Transition Plan, the Supplier is suspended from, or where such effect cannot be cured, relieved of, its obligation to provide such affected Transitional Arrangement or perform such obligation under the Transition Plan (as applicable) but only:

(i)	for that part of the Transitional Arrangement or Transition Plan (as applicable) adversely affected by the Dependency, and insofar as such effect prevents or limits the Supplier’s ability to provide the Transitional Arrangement or Transition Plan;

(ii)	for the duration of that effect or until a suitable workaround has been implemented; and

(iii)	to the extent that the Supplier uses commercially reasonable efforts to mitigate the adverse effect, and gives the Recipient Notice of the adverse effect reasonably promptly after becoming aware of the Dependency and its adverse effect.

(c)	Following the cessation of the effect of the Dependency, the Supplier shall as soon as practicable resume providing that part of the Transitional Arrangement or Transition Plan which was affected by the Dependency. If the applicable Dependency was the result of action or failure to take required action of the Recipient, then the Recipient shall bear any incremental costs and expenses of the Supplier arising from the resumption of provision of the applicable Transitional Arrangement.

(d)	The Parties will propose and in good faith agree upon any steps to be taken under or in accordance with this Agreement in order to address each adverse effect of the type contemplated in Clause 2.3(b). In the event the Parties cannot agree upon steps to address an adverse effect, such disagreement shall be a Dispute subject to the dispute resolution procedures set forth in Clause 15.

(e)	In the event the Recipient requests that the Supplier continue to provide a Transitional Arrangement (or portion thereof) or to perform an obligation under the Transition Plan that the Supplier is no longer obligated to provide or perform pursuant to Clause 2.3(b), then such request shall be treated as a proposal for a Variation under Clause 5.

2.4	General obligations of a Recipient

A Recipient must, in relation to a Transitional Arrangement:

(a)	comply with:

(i)	any express conditions or requirements imposed on it under this Agreement in relation to each Transitional Arrangement or as specified in Schedule 1 or Schedule 2 (as applicable);

(ii)	the reasonable directions of the Supplier as to the use of that Transitional Arrangement; and

(iii)	all Applicable Laws in receiving each Transitional Arrangement and performing its obligations under this Agreement.

(b)	use each Transitional Arrangement in a reasonable and responsible manner;

(c)	use each Transitional Arrangement only for the benefit of the part of its Relevant Business for which it was used prior to the IPO, unless otherwise agreed by the Parties;

(d)	not use any Transitional Arrangement in a manner which materially and adversely affects the use of the relevant Transitional Arrangement by the Supplier and/or any of its Affiliates;

(e)	not use any Transitional Arrangement in breach of any Applicable Law;

(f)	in the case of any GECC IT Application Service and GECC IT Support Service:

(i)	not architect its systems during the relevant Transition Period to be incompatible with that GECC IT Application Service or that GECC IT Support Service (as applicable); and

(ii)	not tamper with, hinder the operation of, or make unauthorized modifications to, that GECC IT Application Service or that GECC IT Support Service (as applicable); and

(g)	comply with the terms of any third party agreement, approval or consent with or between the Supplier or its Affiliates and that third party under which the Supplier provides that Transitional Arrangement, other than terms that require the payment of fees, as if it was a party to that agreement but only if the Recipient has been given Notice of those terms prior to the IPO.

2.5	Changes to systems of the Recipient that impact a Transitional Arrangement

If a Recipient proposes to modify any of its processes or information technology systems and such modification impacts the provision of any Transitional Arrangement by a Supplier, the Recipient must either:

(a)	accept that it may not receive the full benefit of any affected Transitional Arrangement because of such modifications; or

(b)	seek a Variation to any relevant Transitional Arrangement under Clause 5.

2.6	Third party and Government Authority approvals

(a)	To the extent that the provision of any Transitional Arrangement is expressly said in Schedule 1 or Schedule 2 (as applicable) to require the prior agreement of any third party or to be “subject to third party consent” or “subject to Government Authority approval”:

(i)	the Supplier’s obligation to provide that Transitional Arrangement is conditional upon that agreement, approval or consent being given by the relevant third party or Government Authority; and

(ii)	the Supplier will use commercially reasonable efforts to procure the relevant agreement, approval or consent.

(b)	Should the relevant Supplier despite its commercially reasonable efforts not obtain a third party’s or Government Authority’s agreement, approval or consent contemplated in Clause 2.6(a):

(i)	the Supplier’s obligation to provide and the Recipient’s obligation to pay the Charges for that Transitional Arrangement will cease; and

(ii)	either the Supplier or the Recipient may refer the matter to the Steering Committee for discussion.

(c)	“[C]ommercially reasonable efforts” in Clause 2.6(a)(ii) does not extend to paying additional license fees or other amounts to procure the third party’s or Government Authority’s agreement, consent or approval, except to the extent the Recipient has agreed to cover such additional costs.

2.7	[Reserved]

2.8	Rectification

If a Supplier’s performance of a Transitional Arrangement is not in compliance with the requirements of Clause 2.1 the Supplier shall as soon as (i) possible in case of non-compliances having a material operational impact, and (ii) practicable in case of other non-compliances, rectify the non-compliance and subsequently perform such Transitional Arrangements to the requirements of Clause 2.1 at no extra charge and shall be liable for any losses caused by the non-compliance, subject to the exclusions and limitations set forth in Clause 12. A Supplier’s obligation to rectify shall be suspended if, to the extent and as long as, caused by a Dependency, as set out in more detail in Clause 2.3(b) and, for the avoidance of doubt, subject also to Section 13.

2.9	Existing TSA Obligations

The Parties understand and agree that the Company has been performing, on behalf of GECC under the Transition Services Agreement, dated as of March 28, 2008 between GECC and American Express Travel Related Services Company, as amended pursuant to Amendment No. 3 to Transition Services Agreement, dated as of September 22, 2009 (“Amendment No. 3” and together with the Transition Services Agreement the “AMEX TSA”), the obligations with respect to transition service #99 under Sections 3 through 8 of Amendment No. 3 (“#99 Service”). A copy of the AMEX TSA is attached hereto as Schedule3. The Company hereby agrees, as of the IPO Date, to (i) punctually perform and discharge in accordance with the terms of the AMEX TSA, as a subcontractor of GECC and for the benefit of American Express Travel Related Services Company, the obligations of GECC under the AMEX TSA with respect to the #99 Service as set forth in Schedule 3, provided that the Company shall be entitled to any and all rights and payments in respect of the Company’s performance of such obligations under the AMEX TSA, in each case, in accordance with the terms and conditions of the AMEX TSA, and (ii) indemnify, defend and hold harmless GECC and its Affiliates and their respective Representatives from and against any and all Losses (as defined in the AMEX TSA) suffered by or Claims against GECC and its Affiliates and their respective Representatives under the AMEX TSA in respect of the Company’s performance or discharge of any such obligation.

2.10	Post-IPO Screening Tests

Each Party acknowledges and agrees that from and after the IPO Date, such Party will continue to conduct its respective screening tests of employees in the ordinary course of business consistent with such Party’s past practices, including personnel providing Transitional Arrangements under this Agreement, except for such additional screening tests as may be required by a Government Authority with regulatory authority over the Party or to comply with Applicable Law.

3.	Security, including access to systems

3.1	Applies to GECC Transitional Services

This Clause 3 applies to GECC Transitional Arrangements only.

3.2	General Obligations

GECC and the Company shall be responsible for implementing, maintaining, verifying and updating such technical and organizational measures as part of the Transitional Arrangements agreed by the Parties in Schedule 1 and Schedule 2, respectively, to prevent, promptly detect and promptly notify the other Party of and remedy unwanted or unauthorized loss, access, corruption or processing of data and interruption, loss or limitation of Transitional Arrangements, including regular and tested backup procedures and measures utilizing proven current technology agreed by the Parties for data security, disaster recovery and business continuity. GECC and the Company shall reasonably cooperate consistent with the requirements of Clauses 6 and 7 so as to permit the other Party to be able to itself (or via engaging a third party service provider subject to the provisions of Clause 11) continue properly performing the functions outsourced to GECC or the Company, as applicable should GECC or the Company, itself, no longer provide some or all applicable Transitional Arrangements.

3.3	Access to systems

(a)	GECC must provide to the Company and, under the Company’s supervision, to Affiliates of the Company, and to any applicable Governmental Authority that requires such access in connection with its regulatory or supervisory oversight of the Company and its Affiliates, access to its Underlying Systems solely, in the case of Company and its Affiliates, to the extent and for the duration that such access is reasonably necessary to enable the Company to access and use the relevant GECC IT Application Service or GECC IT Support Service, and subject to reasonable access restrictions imposed by GECC that are consistent with the Company no longer being an Affiliate of GECC (e.g., if any Company IT person has root access to GECC devices prior to the IPO Date, that access may be revoked after the IPO Date.

(b)	The Company must provide to GECC and, under GECC’s supervision, to Affiliates of GECC, and to any applicable Governmental Authority that requires such access in connection with its regulatory or supervisory oversight of GECC and its Affiliates, access to the Company’s applicable systems solely, in the case of GECC and its Affiliates, to the extent and for the duration that such access is reasonably necessary to enable GECC to supply each GECC IT Application Service and GECC IT Support Service in accordance with this Agreement. Any such access shall be subject to reasonable access restrictions imposed by the Company that are consistent with the Company’s security procedures and protocols and/or regulatory requirements.

(c)	GECC may, without breaching this Clause 3.3, require the Company to install, host and use security software (for example, VPN software) to enable the access referred to in this Clause.

(d)	GECC must provide the applicable Government Authority with supervised read-only access to its Underlying Systems to the extent:

(i)	requested by such Governmental Authority;

(ii)	required by Applicable Law in connection with the provision of any GECC Transitional Arrangement; and

(iii)	the Company has provided GECC Notice of such proposed inspection as soon as practicable upon becoming aware of it to the extent permitted by Applicable Law.

(e)	Furthermore:

(i)	the Company will give GECC Notice of any communications between the Company and a Government Authority relating to any such access in respect of the relevant Transitional Arrangement; and

(ii)	the Company will allow GECC to review and comment on any such communications from the Company before they are made (and the Company will consider in good faith all comments reasonably proposed by GECC), in each case to the extent permitted by Applicable Law.

3.4	Security in general

Each Party must maintain security procedures and protocols designed to protect its systems from unauthorized access by third parties:

(a)	subject to Clause 3.4(b), to the same extent and to the same level as were generally in place for the relevant system immediately prior to the IPO taking into account any changes in form due to this Agreement; and

(b)	as upgraded by or on behalf of a Party from time to time (provided that such upgrade will not unreasonably interfere with the provision of any Transitional Arrangement hereunder) and notified to the other Party.

3.5	Access Security

(a)	Subject to Schedule 1, the Party providing the access in the manner contemplated by Clause 3.3 (“Access Provider”) will provide to the other Party, or, through the Party, to an Affiliate of such Party, as applicable (“Accessing Party”) such information, including network addresses, user logins, passwords, alarm codes and access cards (“Access Codes”) as reasonably required to permit the rights of access described in Clause 3.3 to those of the Accessing Party’s employees who customarily had such access reasonably prior to the IPO, and may alter any and all of the Access Codes by Notice where it considers that to be reasonably necessary in the interests of security; provided that each of GECC and the Company, as applicable, shall coordinate any such access for an Accessing Party with the Access Provider.

(b)	Each Accessing Party must take, and must ensure that its Representatives take, all necessary precautions to keep the Access Codes confidential and must only disclose the Access Codes to those of the Accessing Party’s Representatives who need to know the Access Codes for the purposes of their employment or engagement, or for the purposes of transition, on a confidential basis, will, as promptly as reasonably practicable, terminate such access upon termination of such employment or disengagement, and further will store the Access Codes and any records of the Access Codes securely.

(c)	If an Accessing Party becomes aware, or reasonably suspects, that:

(i)	there has been a breach or potential breach of the security of any of the information technology systems of an Access Provider;

(ii)	any access or Access Code granted by an Access Provider to the Accessing Party under Clause 3.3 should be denied or revoked, including where any relevant Representatives of the Accessing Party cease employment therewith; or

(iii)	any Access Codes have been inappropriately disclosed to a third party,

the Accessing Party must promptly give the Access Provider Notice of that fact or suspicion, together with reasonable details thereof.

3.6	Compliance with directions, policies and procedures

Each Accessing Party must comply with, and ensure that its Representatives are aware of and comply with, all reasonable directions, policies and procedures of each Access Provider, provided that to the extent that the Access Provider imposes any additional conditions on any Accessing Party which are not generally applied by the Access Provider to its own Representatives in connection with their access to such systems, such additional conditions must not materially prejudice the ability of the Accessing Party to exercise its rights or perform its obligations under this Agreement.

3.7	No damage to systems

The Accessing Party must not, and must ensure that its Representatives do not, damage, interrupt or compromise the security, operation or integrity of, or cause any deterioration other than normal wear and tear to, the systems which are the subject of a right of access granted under Clause 3.3 or corrupt, damage or lose any information stored thereon or transmitted thereby. Additionally, each Accessing Party must take reasonable measures consistent with best practices in the industry in which the Parties operate their respective businesses, to prevent the introduction of any virus or malware into the Access Provider’s systems.

3.8	Revocation of access

The Access Provider may, by Notice to any Accessing Party, deny or revoke access granted under Clause 3.3 in respect of any Accessing Party’s Representative where:

(a)	the Access Provider has reasonable grounds for denying or revoking such access; and

(b)	the Access Provider gives the Accessing Party a reasonable period of Notice before revoking that access, specifying those grounds, and the grounds remain unresolved after that reasonable period (except if the potential threat to Access Provider’s Underlying Systems is imminent or significant, in which case the denial or revocation can be immediate).

Without limiting the foregoing, access may be denied to any Accessing Party or to any one or more Representatives of any Accessing Party where that Accessing Party and/or any of its Representatives have:

(i)	breached the Accessing Party’s applicable obligations under this Agreement, or otherwise committed, in connection with such access, a breach of an Applicable Law or infringed the rights of a third party (including by way of a breach of the underlying third party license or contract for the relevant GECC Transitional Arrangement) provided that the Accessing Party has been given Notice of the term or terms which it has infringed and failed to remedy the infringement within a reasonable period as stated in the Notice, only insofar as a period for remedy has been granted;

(ii)	failed to comply with any directions, policies and/or procedures of the Access Provider pursuant to Clause 3.6 of this Agreement; or

(iii)	breached Clause 3.7 of this Agreement.

An Accessing Party must not, and must ensure that its Representatives do not, allow any person access to the facilities, systems, environment or data of the Access Provider if that person has been refused access by the Access Provider.

3.9	Data separation

(a)	GECC is under no obligation to separate or otherwise re-format any of the Company’s data that is stored or processed in connection with each GECC IT Application Service and each GECC IT Support Service:

(i)	in a different software instance than that used by GECC; or

(ii)	on different hardware than that used by GECC,

except to the extent GECC is required by Clause 3.9(b), by Applicable Law or a Government Authority having regulatory authority over the Company. For the avoidance of doubt, this does not limit the Company’s rights under Clause 7.5.

(b)	GECC shall use commercially reasonable efforts, pursuant to the Transition Plan, to provide for the logical separation of the Company’s data for each GECC IT Application Service that is designated as such in Schedule 1. For this purpose, “logical separation” means that:

(i)	the Company’s data is logically separated from other legal entities’ data (e.g., in different database tables or logical partitions or marked with a corresponding identifier making it possible only for the Company to access it); and

(ii)	user access to the Company’s data is restricted to the Company’s Representatives, and to relevant support persons from GECC, its Affiliates or their contractors.

(c)	Any request to separate or re-format, other than provided for in Clause 3.9(b) or required by Applicable Law or a Government Authority having regulatory authority over the Company, will constitute a proposal for a Variation in Clause 5, and the provisions of Clause 5 of this Agreement shall apply accordingly. For the avoidance of doubt, this does not limit the Company’s rights under Clause 7.5.

3.10	General restrictions

Subject to the terms of this Agreement:

(a)	the Company must not, and must ensure that its Representatives do not, in respect of any GECC Transitional Arrangement, access, alter or attempt to alter the data or the configuration of the relevant Underlying Systems belonging to GECC or its Affiliates, or add new hardware or computer software to those systems, unless GECC gives its prior written consent, it being understood that such consent may not be unreasonably withheld and shall be granted in each case if access, alteration or addition are required for transition purposes or by Applicable Law;

(b)	GECC must not, and must ensure that its Representatives do not, access, alter or attempt to alter the Company’s data or the configuration of the Company’s systems or add new hardware or software to the Company’s systems except:

(i)	to the extent necessary to provide GECC Transitional Arrangements;

(ii)	as required by Applicable Law;

(iii)	as required by the terms of a relevant third party agreement, approval or consent of which the Company is given reasonable prior Notice;

(iv)	as required by a Variation; or

(v)	to provide any data export procedures that may be agreed between the Parties from time to time,

but in any event subject to the restrictions as per Clause 11.

4.	Facilities

Solely to the extent not otherwise treated in the sublease as set forth on Schedule 2.4(b)(ii) to the Master Agreement, the following provisions in this Clause 4 shall apply.

4.1	Access

(a)	Each Party hereby grants to the other Party a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities for:

(i)	substantially the same purposes as used for that other Party’s Relevant Business immediately prior to the IPO Date; and

(ii)	the purpose of providing the Transitional Arrangements of which it is the Supplier.

(b)	The facilities and equipment referred to in Clause 4.1(a) to which:

(i)	GECC grants the Company and its Affiliates a license are listed in Schedule 4; and

(ii)	the Company grants GECC and its Affiliates a license are listed in Schedule 5,

(each being the granting Party’s “Facilities”).

(c)	The rights granted pursuant to this Clause 4.1 shall be in the nature of a license for those areas of the Facilities used by GECC, the Company or their Affiliates, as applicable, prior to the date hereof and shall not create a leasehold (or right to grant a sublicense or sub-leasehold to any unaffiliated third party) or other estate or possessory rights in the Company or GECC, or their respective Affiliates, Representatives, contractors, invitees or licensees, with respect to the applicable Facilities.

(d)	Each Party, or the landlord in respect of any third party lease, shall have reasonable access to their respective Facilities which are used by the other Party under this Clause 4.1, from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third party lease agreement, if applicable.

(e)

The Supplier of a Transitional Arrangement shall afford the Recipient, following not less than ten (10) Business Days’ prior Notice from the Recipient, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and Representatives of the Supplier as reasonably necessary for the Recipient to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with that Transitional Arrangement, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of the Supplier or its Affiliates.

4.2	Ancillary services relating to Facilities

(a)	Each Party shall provide:

(i)	heating, cooling, electricity and other utility services; and

(ii)	other ancillary services such as reception, cleaning, maintenance, security and telephony services, and access to photocopiers and restroom facilities,

for their respective Facilities substantially consistent with levels provided immediately prior to the IPO Date.

(b)	The ancillary services that each Party will provide under Clause 4.2(a) do not extend to:

(i)	research and development services;

(ii)	medical services;

(iii)	in the case of security, security services in relation to the areas of the relevant Facility that are specific to that other Party (e.g., security passes that permit entrance to that Party-specific area); and

(iv)	in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear

(c)	In the event that either Party wishes to use any utility or service, the cost of which was not included in the base services provided by either Party immediately prior to the IPO Date (e.g., HVAC use outside of the normal business hours), the Party requesting such utility or service shall be solely responsible for the cost therefor.

4.3	Vacating Facilities

(a)	Each Party shall, and shall cause its respective Affiliates, Representatives, contractors, invitees or licensees to, vacate the other Party’s Facilities at or prior to the earlier of:

(i)	the expiration date relating to each Facility set forth in Schedule 4 and Schedule 5; and

(ii)	the termination of this Agreement.

(b)	Such vacating Party shall deliver over to the other Party or its Affiliates, as applicable, the Facilities in the same repair and condition as the same were in at the IPO Date, ordinary wear and tear excepted; provided, however that in the event that the third party lease for a Facility specifies otherwise, the Party vacating a Facility shall deliver over such Facility in such repair and condition (taking into account the date that the Party began its occupation of such Facility) as set forth in the third party lease.

(c)	Unless otherwise agreed by the Parties, notwithstanding the foregoing, GECC may terminate this Transitional Arrangement with respect to the Facility set forth on Schedule 5 at any time by providing the Company with ten (10) days prior notice but in no event shall the term of this Transitional Arrangement extend beyond December 31, 2014 with respect to the Facility set forth on Schedule 5.

4.4	Insurance

(a)	Each Party will, in relation to the other Party’s Facilities that it uses under this Clause 4.4, maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of those Facilities and that use.

4.5	Compliance

(a)	Each Party shall, and shall cause its Affiliates, Representatives, contractors, invitees and licensees to:

(i)	comply with all Applicable Laws that relate to their use or occupation of the other Party’s Facilities, including those relating to environmental and workplace safety matters;

(ii)	comply with the other Party’s applicable site rules, regulations, policies and procedures;

(iii)	comply with any applicable requirements of any third party lease governing the relevant Facility; and

(iv)	not make any material alterations or improvements to the other Party’s Facilities except with the prior written approval of the other Party.

5.	Variations

5.1	Variation Proposals

Any Party may propose, by Notice in substantially the same form as that set out in Schedule 6, a variation to or addition of a Transitional Arrangement (a “Variation”).

5.2	Good faith consideration to proposals

(a)	Each Party will give any Variation proposed by the other Party good faith consideration, and where applicable will use its commercially reasonable efforts to reach an agreement in relation to it, including those necessary to (A) accommodate a change in the Company’s business model, (B) support a disposition of a business or (C) meet applicable regulatory requirements, including changes in such requirements.

(b)	In any event, if the Company identifies a service after the IPO that:

(i)	was provided by GECC or its Affiliates to the Company in the twelve (12) months prior to the IPO,

(ii)	either was not identified in Schedule 1, or, where identified, not identified in the form as it was originally provided by GECC or its Affiliates to the Company in the twelve (12) months prior to the IPO, and

(iii)	is not listed on Schedule 7 and is not, by its nature or the manner in which it is provided, intended only for a Recipient which is still an Affiliate of GECC,

then GECC will not refuse to agree to any corresponding Variation reasonably proposed by the Company for GECC to supply that service as a Transitional Arrangement, insofar as the provision of such service by GECC to the Company is possible and the provision of such services is permitted under the agreements GECC directly or indirectly maintains with third parties for the provision of such service, as applicable, and the Company is willing to pay the resulting costs or increase in costs as part of the Charges.

(c)	In any event, if GECC identifies a service after the IPO that:

(i)	was provided by the Company or its Affiliates to GECC in the twelve (12) months prior to the IPO,

(ii)	either was not identified in Schedule 2, or, where identified, not identified in the form as it was originally provided by the Company or its Affiliates to GECC in the twelve (12) months prior to the IPO, and

(iii)	is not listed on Schedule 7 and is not, by its nature or the manner in which it is provided, intended only for a Recipient which is still an Affiliate of the Company,

then the Company will not refuse to agree to any corresponding Variation reasonably proposed by GECC for the Company to supply that service as a Transitional Arrangement, insofar as the provision of such service by the Company to GECC is possible and the provision of such services is permitted under the agreements the Company directly or indirectly maintains with third parties for the provision of such service, as applicable, and GECC is willing to pay the resulting costs or increase in costs as part of the Charges.

(d)	Subject to Clause 5.2(a), the Parties acknowledge that:

(i)	neither Party is obliged to agree to a Variation proposed by the other Party and, in particular, that each Party has no obligation to agree to a proposed Variation by which that Party would be involved in a breach of a third party contract; and

(ii)	where a Recipient proposes a Variation to any Transitional Arrangement, the Supplier may make its agreement to the proposed Variation subject to a reasonable increase in the applicable Charge for the affected Transitional Arrangement (such reasonable increases will always include any charges imposed on the Supplier by a third party in connection with the Variation).

5.3	Giving effect to a Variation

If the Parties agree in writing to a Variation proposal under Clause 5.1, the relevant Schedule will be deemed to be amended accordingly. No Variations will take effect unless and until they are agreed in writing between the Parties. Until such time as a Variation is agreed in writing, the Supplier will continue to perform the Transitional Arrangement and be paid as if such Variation had not been recommended or requested.

5.4	Variations required by law

Where the Recipient gives the Supplier Notice that a Variation is required or recommended by a Government Authority or required under Applicable Law (“Regulatory Variation”), the provisions of Clause 5.2 shall apply with the following modifications:

(a)	the Supplier shall be obliged to perform the Regulatory Variation for the Recipient provided that the Recipient agrees to:

(i)	the Charges proposed by the Supplier, calculated by the Supplier in a manner consistent with the principle in Clause 5.2(b)(ii); and

(ii)	the timeframe for completion proposed by the Supplier in respect of the Regulatory Variation, calculated by the Supplier having regard to the timeframe required by the relevant Government Authority or Applicable Law; and

(b)	if the Recipient does not agree to the Charges and the timeframe proposed by the Supplier under Clause 5.4(a), then such disagreement will constitute a Dependency that adversely affects the Transitional Arrangement that is affected by the Regulatory Variation.

6.	Governance Framework

6.1	Overview

The governance structure for the Transitional Arrangements and any issues arising out of this Agreement is set out in this Clause 6, and the Parties will appoint representatives to give effect to that governance structure.

6.2	Services Managers

(a)	GECC will designate a dedicated services manager (the “GECC Services Manager”) who will be directly responsible for coordinating and managing the delivery of the GECC Transitional Arrangements and will have authority to act on GECC’s behalf with respect to the Transitional Arrangements. The GECC Services Manager will work with the Company Services Manager to address the Company’s issues and the parties’ relationship under this Agreement.

(b)	The Company will designate a dedicated services manager (the “Company Services Manager” and, with the GECC Services Manager, the “Services Managers”) who will be directly responsible for coordinating and managing the delivery of the Company Transitional Arrangements by the Company and will have authority to act on the Company’s behalf with respect to the Transitional Arrangements. The Company Services Manager will work with the GECC Services Manager to address GECC’s issues and the parties’ relationship under this Agreement.

6.3	Steering Committee

The Parties will establish a steering committee (“Steering Committee”), which will be made up of two (2) Representatives with decision-making authority from the Company and two (2) Representatives with decision-making authority from GECC, provided that the Services Managers shall attend the Steering Committee meetings and shall advise the Steering Committee regarding their ongoing coordination and management of the Transitional Arrangements, as ex officio members of the Steering Committee. The Steering Committee is responsible for:

(a)	monitoring and managing any issues arising from this Agreement and the Transitional Arrangements;

(b)	overseeing the provision of the Transitional Arrangements, including both Parties’ progress in relation to current projects and their respective Transition Plans;

(c)	monitoring the performance of the Transitional Arrangements;

(d)	monitoring the progress of Licensee’s cessation of use of the Licensed Marks (as such terms are defined in the Transitional Trademark License Agreement) pursuant to Section 4.A of the Transitional Trademark License Agreement within the time periods set forth in Exhibit D thereof; and

(e)	to the extent not resolved through discussions between the GECC Services Manager and the Company Services Manager, facilitating the resolution of Disputes arising out of this Agreement in the manner contemplated by Clause 6.6(d).

6.4	Initial Representatives

Each Party will appoint its initial Representatives to the Steering Committee within ten (10) days after the IPO Date. When each Party has made these initial appointments, the Steering Committee will be formed.

6.5	Replacement of a Steering Committee member

If a Party wishes to replace its Representative on the Steering Committee or if a Party’s Representative on the Steering Committee is unable to perform its duties for any prolonged period or if that Representative is no longer employed by that Party, then that Party will:

(a)	replace that Representative with another suitably qualified and experienced Representative as soon as practicable; and

(b)	give Notice of the details of the replacement Representative to the other Party within five (5) Business Days of that appointment.

6.6	Meetings of the Steering Committee

(a)	Meetings of the Steering Committee shall be conducted in person or through telephone conference and, subject to Clause 6.6(b) below, shall take place at least once in every thirty (30) days.

(b)	The first meeting of the Steering Committee shall take place no later than forty-five (45) days after the IPO Date.

(c)	There will be a standing agenda for each Steering Committee meeting, which will be updated from time to time.

(d)	The Steering Committee shall hold a meeting within five (5) Business Days of receiving a request by either of the Parties or either of the Services Managers to discuss a Dispute and shall use its commercially reasonable efforts to bring about a resolution to the Dispute, including in relation to Disputed invoices.

(e)	Any meeting at which at least one (1) of the Company’s Representatives and one (1) of GECC’s Representatives are present shall constitute a meeting of the Steering Committee for purposes of satisfying the meeting requirements of the Steering Committee set forth herein.

6.7	Powers of the Steering Committee

The Steering Committee is a vehicle for discussion. Except as expressly set out in Clauses 6.3 and 7, it has no legal powers or obligations. Accordingly, the Steering Committee is not entitled to agree to a Variation, or otherwise agree to a change to this Agreement. All such Variations or changes must be performed in accordance with Clauses 5 and 17.5 (as appropriate).

6.8	Executive Sponsor

Each of GECC and the Company shall, within ten (10) days after the IPO Date, appoint a person to be its executive sponsor (“Executive Sponsor”) and give the other Party Notice of such appointment in accordance with Clause 14. The Executive Sponsors shall be responsible for meeting to resolve escalated Disputes under Clause 15.2, and for any other functions agreed between the Parties from time to time.

7.	Transition Plan(s)

7.1	Each Party to prepare and share the Transition Plans

Within sixty (60) days after the Signing Date, each Party’s Representatives on the Steering Committee shall deliver to the other applicable Party’s Representatives on that committee a written plan (each a, “Transition Plan”) setting out:

(a)	the steps that the first-mentioned Party will take to transfer each Transitional Arrangement, of which it is the Recipient, to a Successor Provider;

(b)	any inter-dependency between those steps and the other Party’s supply obligations in relation to those Transitional Arrangements, including any projects added by way of Variation; and

(c)	any additional and reasonable Transition Assistance that the first-mentioned Party requires from the other Party as per Clause 7.5.

7.2	Level of detail in Transition Plan

Each Party’s Transition Plan shall:

(a)	not be inconsistent with the terms of this Agreement (including the description in the Schedule of the Transitional Arrangements of which it is the Recipient);

(b)	be reasonably detailed; and

(c)	show the timetable and principal steps such Party will execute in order to reduce and ultimately end the Party’s requirements for those Transitional Arrangements.

7.3	Locking down the Transition Plan

Each Party shall review and evaluate the other Party’s Transition Plan, and then in the course of Steering Committee meetings:

(a)	give the other Party any reasonable recommendations it has to smooth the transition of the relevant Transitional Arrangements to the relevant Successor Providers;

(b)	discuss in good faith those recommendations, and any Variations that are required to give effect to them; and

(c)	act reasonably to reach an agreement with respect to the Transition Plans.

7.4	Executing the Transition Plan

Each of the Parties shall perform its agreed obligations under the Transition Plans, subject to Clauses 7.5, 7.6 and 7.10.

7.5	Transition Assistance

(a)	Each Party shall, when agreeing on and implementing the Transition Plans, use commercially reasonable efforts to provide the other Party with any reasonably requested assistance with regard to the other Party’s efforts to prepare and execute the transfer of the Transitional Arrangements (and related data) to a Successor Provider, such as:

(i)	assistance in identifying any additional information and activities, other than those listed in the Party’s Transition Plan, that are needed to smoothly transfer the Transitional Arrangements to the relevant Successor Providers; and

(ii)	the provision of data of the other Party and related information in such form, frequency and quantity for conversion, migration and testing by the other Party as shall be agreed upon by the Parties in one or more written statements of work, taking into account the purpose of the Transitional Arrangement and the Transition Plans,

but only to the extent the Party providing such assistance has the rights to provide, and is compensated for, such assistance.

(b)	GECC shall further provide the Company any assistance reasonably requested by the Company in negotiating with the relevant third party providers the transitioning out, termination or independent continuation of those IT-services and other services that

(i)	the Company as of the IPO Date procures or receives from third party providers under local arrangements (such as, without limitation, local services agreements, adoption agreements, joinder agreements, local schedules) to a global agreement (such as, without limitation, master agreements, umbrella agreements, global group agreements) that has been entered into by GECC or an Affiliate of GECC and which local arrangement needs to be amended or terminated as result of the Company no longer being an Affiliate of GECC; and

(ii)	are not part of the Transitional Arrangements,

it being understood that GECC shall be under no obligation to provide such services, accept any disadvantages under its own agreements and licenses with such third party providers or any liability or obligation vis-a-vis such third party providers with regard to the Company following the IPO Date.

(a) and (b) together the “Transition Assistance”

(c)	Any Transition Assistance of a Party to the other Party shall:

(i)	be limited to assistance that is not reasonably available on the market from other sources;

(ii)	be subject to any contractual or legal obligations and restrictions on the part of the Party requested to provide such assistance (e.g., restrictions under its own license contracts);

(iii)	not require a Party to change the manner in which it provides its Transitional Arrangements, unless such change is agreed between the Parties; and

(iv)	be fully compensated by the Party requesting such assistance as per Clause 8.1.

7.6	Adjusting the Transition Plan and Transition Periods

Each Party may, in the course of the Steering Committee meetings, propose to adjust its Transition Plan from time to time. Any such adjustment will be subject to the other Party’s agreement, such agreement not to be unreasonably withheld or delayed.

It is thereby understood between the Parties that if there are delays in the implementation of the Transition Plans, the Transition Periods may need to be extended for legal or operational reasons. GECC shall not refuse a reasonable request for an extension by the Company, unless there are compelling reasons to do so, such as that the extension is not permitted under the agreement GECC directly or indirectly maintains with third parties for the provision of the service or access right at issue (in which case the Parties shall in good faith cooperate to find, agree on and implement a workaround or alternative solution; such cooperation shall include providing corresponding Transition Assistance). The extension of a Transition Period shall be handled, and be subject to the same governing provisions, as are adjustments of Transition Plans. The Company shall pay as part of the Charges the resulting costs and increase in costs due to an extension.

7.7	Monitoring the progress of the Transition Plan

At each meeting of the Steering Committee, the Steering Committee will discuss the implementation of each Party’s Transition Plan. To the extent that a delay occurs in the implementation of a Party’s Transition Plan, the members of the Steering Committee shall discuss and agree in good faith and act reasonably with respect to appropriate steps to be taken by the Parties to address the delay and the responsibility for any related costs.

7.8	Failure to perform under other Party’s Transition Plan

To the extent that:

(a)	a Party fails to meet any of its obligations under the other Party’s Transition Plan; and

(b)	that failure prevents the migration by the other Party of a Transitional Arrangement by the end of the relevant Transition Period,

then:

(c)	the other Party will give the first-mentioned Party Notice as soon as reasonably practicable of that failure, and of any potential delay to migration that failure may cause and of which that other Party is then aware;

(d)	the other Party will use commercially reasonable efforts to mitigate any such failure or make up time lost as a result; and

(e)	subject to Clause 2.8, the Transition Period for that Transitional Arrangement shall be extended for a period the Parties agree, acting reasonably, that is proportionate to the impact of the first-mentioned Party’s failure.

7.9	Dispute in relation to extension

If the Parties cannot reach agreement as to whether and for how long a Transition Period should be extended under Clause 7.8(e), the Parties may initiate the Dispute resolution procedure set out in Clause 15.

7.10	Each Party’s Transition Plan is its own responsibility

Each Party acknowledges that its Transition Plan is its own responsibility, notwithstanding any recommendations or agreement provided by or on behalf of the other Party under this Clause 7 in relation to that Transition Plan. Accordingly, in relation to each Party’s Transition Plan:

(a)	the other Party will have no liability, and makes no warranties, in relation to any recommendations that it gives in good faith in relation to that Transition Plan; and

(b)	the remedy set out in Clause 7.8 is a Party’s sole remedy in relation to a failure by the other Party to comply with any obligation in such Transition Plan that is not otherwise provided for in this Agreement.

8.	Charges

8.1	General

(a)	The Company must pay the Charges set out in Schedule 1 for each GECC Transitional Arrangement and other charges agreed herein, in particular as per Clause 2.6(c), as and when they fall due. Additionally, the Company shall pay GECC for any Transition Assistance provided on such basis as may be agreed upon in the relevant statement of work therefor.

(b)	GECC must pay the Charges set out in Schedule 2 for each Company Transitional Arrangement as and when they fall due. Additionally, GECC shall pay the Company for any Transition Assistance provided on such basis as may be agreed upon in the relevant statement of work therefor.

8.2	Invoicing for and payment of Charges

Unless otherwise agreed in writing between the Parties, the Supplier of each Transitional Arrangement:

(a)	may invoice (in one or more invoices) the Charges to which it is entitled under this Clause 8 at the end of each Invoicing Period in arrears; and

(b)	a Recipient must pay the Charges which are properly chargeable and due under this Agreement invoiced to it from time to time by the relevant Supplier pursuant to Clause 8.2(a) above:

(i)	within thirty (30) days of receipt of the invoice;

(ii)	without set-off, subject to Clause 8.6;

(iii)	in U.S. Dollars; and

(iv)	by wire transfer of immediately available funds to the account or accounts designated by the relevant Supplier in writing.

8.3	Default Interest

Default interest will be payable by the Recipient at a default interest rate of two per cent per annum above the Interest Rate on any unpaid Charges for a Transitional Arrangement provided to that Recipient from the date on which that unpaid amount falls due until payment of that amount is made in full, except to the extent the Recipient promptly raises a bona fide Dispute under Clause 15 in relation to the amount of those Charges.

8.4	Late invoicing

Any failure on the part of a Supplier or a relevant vendor to invoice a Recipient for any Charges within the timeframe specified in this Agreement will not release or qualify the obligation of the Recipient to pay those invoices when they are issued.

8.5	Taxes

(a)	Sales tax or other transfer taxes

The Recipient shall bear any and all sales, use, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any Charges, payable by the Recipient pursuant to this Agreement.

(b)	Withholding tax or other similar taxes

If any withholding or deduction from any payment under this Agreement by a Recipient in relation to any Transitional Arrangement is required in respect of any taxes pursuant to any Applicable Law, the Recipient will:

(i)	gross up the amount payable such that the Supplier receives an amount equal to the amount of the Charges in respect of that Transitional Arrangement, net of the withholding or deduction;

(ii)	deduct such tax from the amount payable to the Supplier;

(iii)	pay the deducted amount referred to in Clause 8.5(b)(ii) above to the relevant taxing authority; and

(iv)	promptly forward to the Supplier a withholding tax certificate evidencing that payment.

(c)	Cooperation

The Recipient and the Supplier will take reasonable steps to cooperate to minimize the imposition of and the amount of taxes described in this Clause 8.5.

8.6	Disputed invoices

In the event of a bona fide Dispute regarding any invoice or other request for payment, the Recipient will immediately give the Supplier Notice in writing and the Parties will attempt to resolve promptly and in good faith any Dispute regarding amounts owed in accordance with Clauses 6.6(d) and 15. Disputed portions will be set aside until resolved in accordance with those Clauses but undisputed amounts will be paid on or before the due date as set out in Clause 8.2 above.

9.	Agreement Term, Transition Period and Termination

9.1	Agreement Term

This Agreement:

(a)	shall become effective on the IPO Date; and

(b)	continues until the termination or expiry of all Transitional Arrangements, unless terminated earlier in accordance with the terms of this Agreement

(the “Agreement Term”); provided, however, that the Steering Committee shall continue to meet under Clause 6 hereof until such time as its obligations under Clause 6.3(d) hereof and Section 4.A of the Transitional Trademark License Agreement have been satisfied.

9.2	Extension of Transition Period

(a)	Upon Notice from the Recipient to the Supplier at least sixty (60) days prior to the expiry of the Transition Period for any Transitional Arrangement, the Supplier shall meet with the Recipient in the Steering Committee or otherwise to discuss and, if applicable, agree upon:

(i)	whether that Transition Period will be extended; and

(ii)	the terms of that extension, including the Charges during, and the period of, that proposed extension.

(b)	References in this Agreement to a Transition Period are deemed to be references to that Transition Period as it may be extended under this Clause 9.2.

(c)	No Party is obliged to agree to extend a Transition Period under Clause 9.2(a); provided, that subject to any third party consent rights or the terms of any third-party agreements relied upon by the Supplier for the delivery of any such Transitional Arrangement, the Recipient, at its sole expense, shall have the right to extend the term of any Transitional Arrangement (i) for up to six (6) months or (ii) solely as necessary to meet a regulatory requirement imposed after the IPO Date by a Governmental Authority; provided, that no Transitional Arrangements may exceed the latter of (i) thirty-six (36) months in duration as measured from the IPO Date, or (ii) twenty-four (24) months in duration as measured from the Trigger Date.

9.3	Right to terminate a Transitional Arrangement for convenience

A Recipient may terminate a relevant Transitional Arrangement for convenience upon sixty (60) days’ Notice (or such other notice period applicable to such Transitional Arrangement if specified in either Schedule 1 or Schedule 2, as applicable) with no payment of fees and no payment of Charges, other than:

(a)	the payment of fees or Charges (each pro-rated as appropriate) for that Transitional Arrangement already provided to the Recipient as of the date of that termination; provided that fees that are prepaid by a Recipient shall not be returned to the Recipient; and

(b)	amounts that accrue only upon a termination or expiration of that Transitional Arrangement.

9.4	Right to terminate for breach

(a)	If GECC or the Company (“Breaching Party”) commits a material breach of this Agreement which is not remedied within thirty (30) days of the Breaching Party being issued a Notice by the other Party (“Innocent Party”):

(i)	detailing the breach; and

(ii)	expressly referencing this Clause 9.4,

then the Innocent Party may terminate:

(iii)	this Agreement;

(iv)	one or more Transitional Arrangements that Clause 1 otherwise requires the Innocent Party to provide to the Breaching Party, to the extent that the delivery of such Transitional Arrangement is adversely affected by such material breach; or

(v)	one or more Transitional Arrangements that Clause 1 otherwise requires the Breaching Party to provide to the Innocent Party, to the extent that the delivery of such Transitional Arrangement is adversely affected by such material breach.

(b)	If a Party becomes Insolvent, the other Party may terminate this Agreement.

(c)	Any termination under this Clause 9.4 will be effected by the terminating Party delivering a Notice of termination to the other Party. Such a Notice will take effect immediately unless otherwise expressly provided in its terms.

9.5	Regulatory termination of this Agreement

(a)	Upon 90 days’ prior Notice or such shorter timeframe as required: (i) by a Government Authority with regulatory authority over the Company or any Banking Recipient that is an Affiliate of the Company; or (ii) to comply with Applicable Law, the Company shall have a right to terminate this Agreement or any GECC Transitional Arrangement if directed in writing by a Government Authority with regulatory authority over the Company or any Banking Recipient that is an Affiliate of the Company.

(b)	Upon 90 days’ prior Notice or such shorter timeframe as required: (i) by a Government Authority with regulatory authority over GECC or any Banking Recipient that is an Affiliate of the GECC; or (ii) to comply with Applicable Law, GECC shall have a right to terminate this Agreement or any Company Transitional Arrangement if directed in writing by a Government Authority with regulatory authority over GECC or any Banking Recipient that is an Affiliate GECC.

(c)	In the event of a termination pursuant to this Clause 9.5, the Parties acknowledge and agree that the Transition Plans may not be fully implemented as of such termination, and neither Party will have any obligation to assist in the execution of the other Party’s Transition Plan after such termination.

9.6	Effect of termination of a Transitional Arrangement

If any Transitional Arrangement is terminated in accordance with Clauses 9.4(a)(iv) or 9.4(a)(v):

(a)	the Supplier of that Transitional Arrangement:

(i)	is not obliged to provide that Transitional Arrangement to the Recipient; and

(ii)	is not entitled to invoice for that Transitional Arrangement, except in relation to services provided prior to termination or otherwise in accordance with Clause 9.3; and

(b)	the Supplier responsible for the provision of each of the remaining Transitional Arrangements that have not been terminated must continue to provide those Transitional Arrangements in accordance with Clause 1, except to the extent any such Transitional Arrangement’s applicable Transition Period terminates, according to the relevant Schedule, upon the termination of the first-mentioned Transitional Arrangement.

9.7	Effect of termination of the Agreement

If this Agreement expires or is terminated for any reason:

(a)	the Supplier’s obligations to provide any of the Transitional Arrangements under Clause 1 terminates; and

(b)	the termination or expiry does not affect:

(i)	a Party’s accrued rights and obligations under this Agreement as at the date of expiry or termination; or

(ii)	the continued operation of provisions which by their nature survive termination or expiry, including but not limited to Clauses 9, 10, 11, 12, and 14 to 18, and this Clause 9.7.

10.	Intellectual Property Rights, Ownership of Data

10.1	Post-IPO IP Rights

(a)	Ownership of any IP Right that is developed or generated: after the IPO Date, by or on behalf of any Party; and in connection with any Transitional Arrangement, will vest, as between the Parties, in the Supplier of that Transitional Arrangement except for deliverables created (i) solely and exclusively for, and delivered to, the Recipient but (ii) not to be used on Underlying Systems and (iii) in the case of the Recipient being the Company not related to a GECC IT Access Right.

(b)

The ownership of any IP Right in deliverables created specifically for, and delivered to, the Recipient that are used on Underlying Systems will be licensed by the Supplier to the Recipient under the terms of the Intellectual Property Cross License Agreement (including, for the avoidance of doubt, only to the extent such intellectual property is used, held for use or contemplated to be used as of the IPO Date), provided such license is permitted under the terms of the applicable third party agreement(s). Such deliverables shall be listed on a schedule to the Intellectual Property Cross License Agreement, as such schedule may be amended from time to time in accordance with the Intellectual Property Cross License Agreement.

10.2	Ownership of IP Rights not affected by license grants

The Recipient of a Transitional Arrangement:

(a)	acknowledges that the Supplier’s obligations under Clause 1 of this Agreement to provide that Transitional Arrangement does not affect ownership in any IP Rights used to provide such Transitional Arrangements; and

(b)	agrees that, in relation to each Transitional Arrangement of which it is the Recipient, unless otherwise agreed in writing between the Supplier and the Recipient:

(i)	it will not delete any identifying marks, copyright or proprietary rights notice from any copy of software that forms part of the relevant systems, applications or software or from any associated materials (for example, the Underlying System in the case of a GECC IT Application Service); and

(ii)	at the end of any Transitional Arrangement’s Transition Period, it will promptly:

(A)	to the extent that IP Rights vest in the Supplier by virtue of Clause 10.1, provide the Supplier a copy of any tangible embodiment of that IP Rights that is in the Recipient’s possession or control; and

(B)	thereafter delete or dispose of any software and material related to that Transitional Arrangement (but not data) at the end of the relevant Transitional Arrangement’s Transition Period, and if requested by the Supplier, certify to the Supplier to that effect in writing.

10.3	Limited IP warranty and indemnity for the Recipient

(a)	The Supplier of each Transitional Arrangement represents and warrants to the Recipient that, subject to Clause 2.6:

(i)	it is entitled to provide that Transitional Arrangement; and

(ii)	that provision, and the Recipient’s use of the Transitional Arrangement in accordance with this Agreement, will not infringe the IP Rights of any of the Supplier’s third party licensors (for example, in the case where GECC is the Supplier, of the applicable Underlying Systems).

(b)	Subject to Clause 10.3(c), the Supplier of each Transitional Arrangement indemnifies the Recipient, and each of the Recipient’s Affiliates who are so affected (together, the “Recipient Indemnified Parties”), against and from each Claim the Recipient Indemnified Parties may suffer or incur and reasonable costs and expenses (e.g., license fees for replacement software) incurred by the Recipient Indemnified Party, in each case, to the extent that each such Claim arises out of or in connection with:

(i)	any alleged infringement by the Recipient Indemnified Parties of the IP Rights of any of the Supplier’s third party licensors; and

(ii)	the Recipient’s use of the Transitional Arrangement.

(c)	The indemnity under Clause 10.3(b) will not apply unless:

(i)	the Recipient as soon as practicable gives the Supplier Notice upon receipt of any such Claim;

(ii)	the relevant Recipient Indemnified Party irrevocably grants the Supplier the right to conduct and/or defend the Claim as the Supplier in its absolute discretion sees fit;

(iii)	the relevant Recipient Indemnified Party does not, without the prior written consent of the Supplier, admit liability or do or cause to be done anything which may prejudice or compromise the conduct or defence of the Claim by the Supplier;

(iv)	the relevant Recipient Indemnified Party gives the Supplier all information and assistance the Supplier may reasonably require in relation to the Claim;

(v)	the relevant Recipient Indemnified Party allows the Supplier, at the Supplier’s option and expense, to obtain a license for or replace or modify the allegedly infringing part of the relevant Transitional Arrangement to avoid such Claim; provided, solely if such Transitional Arrangement is not the subject of an agreement between the Supplier and an unaffiliated third party, that any such replacement or modification does not materially adversely affect the Transitional Arrangement or the Recipient Indemnified Party’s use thereof;

(vi)	the relevant Recipient Indemnified Party acts reasonably to mitigate any losses arising from the Claim; and

(vii)	the alleged infringement does not arise out of:

(A)	the Recipient’s breach of this Agreement or Applicable Law; or

(B)	the Recipient’s use of the Transitional Arrangement in a manner that is contrary to the Pre-IPO Form or beyond the Pre-IPO Volume.

10.4	Limited IP indemnity for the Supplier

(a)	Subject to Clause 10.4(b), the Recipient of each Transitional Arrangement indemnifies the Supplier, and each of the Supplier’s Affiliates who are so affected (together, the “Supplier Indemnified Parties”), against and from:

(i)	all Claims which the Supplier Indemnified Parties may suffer or incur; and

(ii)	reasonable costs and expenses (e.g., license fees for replacement software) incurred by the Supplied Indemnified Parties,

to the extent that each such Claim or cost arises out or in connection with:

(iii)	a breach by the Recipient of its obligations under this Agreement, including under Clause 2.4(g) of this Agreement; and

(iv)	an allegation by a third party licensor, that is caused by that Recipient’s breach, that:

(A)	the Supplier Indemnified Party has breached the terms of a license granted to that Supplier Indemnified Party; or

(B)	that third party licensor has otherwise suffered loss or finds its IP Rights have been infringed.

(b)	The indemnity under Clause 10.4(a) will not apply unless:

(i)	the Supplier as soon as practicable gives the Recipient Notice upon receipt of any such Claim; and

(ii)	the relevant Supplier Indemnified Party reasonably consults the Recipient in relation to the conduct and/or defense of that Claim.

10.5	Ownership of Data

Any data, documents and other records originally provided by the Recipient to the Supplier, or obtained by the Supplier originally on behalf of the Recipient and in connection with the performance of Transitional Arrangements, shall be and remain the exclusive property of the Recipient (“Obtained Data”). Except as set forth otherwise with respect to a Transitional Arrangement in Schedule 1 or 2, as applicable, and as limited by the terms of any and all relevant third party agreements, approvals or consents, any data, documents, and other records generated by the Supplier originally on behalf of the Recipient and in connection with the performance of Transitional Arrangements shall be and remain, as between the Supplier and Recipient, the exclusive property of the Recipient (“Generated Data” and collectively with the Obtained Data, the “Recipient Data”). The Recipient may at any time request that the Supplier:

(a)	delivers such Recipient Data to the Recipient without delay, in a standard electronic format and with all information, codes and tools necessary to reasonably process such data, documents and other records; or

(b)	deletes such Recipient Data permanently, except to the extent the Supplier is required by Applicable Law to retain a copy for its records.

The costs shall be borne by the Recipient. Following the six (6) month anniversary of termination of a Transitional Arrangement, the Supplier may, upon 60 days’ prior written notice, delete any Recipient Data related to such Transitional Arrangement.

10.6	The provisions of this Clause 10 shall survive termination of the Agreement.

11.	Confidentiality and Data Protection

11.1	Restrictions on use or disclosure of Confidential Information

Each Party (“Receiving Party”) must not:

(a)	use the Confidential Information of the other Party (“Disclosing Party”) other than for the purposes of performing or giving effect to this Agreement; or

(b)	disclose the Disclosing Party’s Confidential Information except in accordance with Clause 11.2.

11.2	Permitted Disclosure

The Receiving Party may disclose the Disclosing Party’s Confidential Information:

(a)	during the Agreement Term, to each of its directors, officers, employees or professional advisers, or those of its Affiliates (a “Specified Recipient”) to the extent that such disclosure is necessary for the purposes of performing the Receiving Party’s obligations under this Agreement;

(b)	at any time to a Specified Recipient to the extent that disclosure is necessary for the Recipient to carry out its Relevant Business;

(c)	to the extent required to be disclosed by Applicable Law or legal process or under the terms of an order issued by:

(i)	a court of competent jurisdiction; or

(ii)	any Government Authority or a stock exchange having jurisdiction over the Receiving Party;

(d)	pursuant to a request of a financial services related Governmental Authority having jurisdiction over the Receiving Party, but only to the extent the Receiving Party reasonably believes it is required to comply with such request under Applicable Law; or

(e)	to the extent that the Disclosing Party has given prior written consent to such disclosure,

provided that, in the case of Clause 11.2(c)(i) or (ii), or Clause 11.2(d), the Receiving Party, to the extent that it is lawful for it to do so, provides prompt Notice to the Disclosing Party of any such requirement, order or request, discloses no more information than is so required and cooperates at the Disclosing Party’s request and expense, with any attempts to obtain a protective order or similar treatment.

11.3	Notification of Confidentiality

Before disclosure of Confidential Information to a Specified Recipient, the Receiving Party will ensure that the Specified Recipient is made aware of and complies with the Receiving Party’s obligations of confidentiality under this Agreement as if the Specified Recipient was a party to this Agreement.

11.4	Protection of Confidential Information

The Receiving Party must treat the Disclosing Party’s Confidential Information with no less than the degree of care, secrecy and protection as it treats the Receiving Party’s own Confidential Information.

11.5	Allocation of Confidential Information

For the purpose of this Clause 11:

(a)	the following data is taken to be the “Confidential Information” of both Parties:

(i)	the terms of this Agreement, except to the extent required to be publicly disclosed in connection with the IPO;

(ii)	data about transactions to which both the Recipient and Supplier are parties; and

(iii)	data that otherwise relates to both the Recipient and the Supplier; and

(b)	the following data is taken to be the “Confidential Information” of the Recipient:

(i)	data about transactions to which the Recipient is a party but the Supplier is not; and

(ii)	data that otherwise relates to the Recipient and does not also relate to the Supplier (an example of which is data relating to the Company’s employees); and

(c)	the following data is taken to be the “Confidential Information” of the Supplier:

(i)	data held by the systems provided by any GECC IT Application Service not of a type referred to in Clauses 11.5(a) or 11.5(b) (an example of which is pricing data for vendors of GECC and Affiliates of GECC); and

(ii)	the form, nature and standard of each Transitional Arrangement provided by a Supplier,

in each case to the extent that that information does not fall within the exceptions to the definition of “Confidential Information” in paragraphs (a), (b) or (c) of that definition.

11.6	Data export

To avoid doubt, a Supplier’s obligations under Schedules 1 or 2 (as applicable) to export or extract the Recipient’s “data” do not extend to data of the type contemplated in Clause 11.5(c).

11.7	Delivery of materials

The Receiving Party must use its commercially reasonable efforts, upon the reasonable request of the Disclosing Party, to deliver to the Disclosing Party or otherwise destroy all documents or other materials containing or referring to Confidential Information of the Disclosing Party which are:

(a)	in the Receiving Party’s possession, power or control; or

(b)	in the possession, power or control of Specified Recipients who have received Confidential Information under Clauses 11.2(a) or 11.2(b),

except to the extent the Receiving Party is required by Applicable Law to retain a copy for its records.

Any such request from a Recipient of a Transitional Arrangement will be taken to be a Force Majeure Event if the relevant Supplier cannot reasonably supply that Transitional Arrangement without that Confidential Information.

11.8	Data Protection

(a)	The Parties acknowledge that if any Recipient operates under the authority of any financial services related Governmental Authority (the “Banking Recipient”), it will be subject to the applicable rules and regulations of such Governmental Authority. Any information related to identified or identifiable clients of the Banking Recipient (“Client Data”) shall in any case be considered Confidential Information of the Banking Recipient, and the Banking Recipient may, notwithstanding any other provision of this Clause 11, share Confidential Information with its regulators, auditors and competent public authorities, provided it requests confidential treatment.

(b)	The Supplier of the Banking Recipient (the “Banking Supplier”) acknowledges and accepts that with regard to Client Data of such Bank it is subject to the same professional secrecy obligations as the Banking Recipient. The Banking Supplier agrees to comply with such obligations and undertakes and warrants that its employees, contractors and consultant third parties, who may have access to such Client Data,

(i)	will comply with such obligations and in particular maintain strict confidence with regard to any Client Data, not to permit any unauthorized person or system to access Client Data, and in particular comply with any security standards required or recommended by a Government Authority or by Applicable Law;

(ii)	will not transfer or make any Client Data available to any person or system outside of the United States, or permit any person or system outside of the United States to access any Client Data located in the United States, unless expressly permitted by the Banking Recipient in writing in each case;

(iii)	sign a confidentiality and data protection declaration reasonably requested by the Banking Recipient before being granted access to its Client Data;

(iv)	will have successfully passed any background and security checks reasonably requested by the Banking Recipient before being granted access to Client Data and periodically thereafter; and

(v)	will be immediately refused access to Client Data or systems managing Client Data upon the Banking Recipient’s request or if the Banking Supplier concludes that they may not be complying with the foregoing professional secrecy obligations.

The Banking Supplier will on an ongoing basis monitor compliance with the foregoing, adequately log access to Client Data and provide the Banking Recipient with any reasonably requested documentation or other proof related to this clause.

(c)	The Parties to this Agreement undertake for themselves, their employees, contractors and consulted third parties and their Affiliates to be in compliance with Data Protection Legislation.

(d)	To the extent that the Supplier processes Personal Data of third parties received from the Recipient in the context of Transitional Arrangements, such Personal Data shall be considered Confidential Information of the Recipient and the Supplier undertakes and warrants that it, its employees and contractors will:

(i)	process such Personal Data of the Recipient only for the purposes, and only as set forth by this Agreement and as instructed by the Recipient;

(ii)	not export such Personal Data to, or permit access from, any country other than the United States without prior written consent of the Recipient;

(iii)	delegate the processing of such Personal Data only with prior consent of the Recipient;

(iv)	promptly, subject to any Government Authority, report to the Recipient any breach or suspected data breach (including violation of this Clause 11) and provide the Recipient any reasonably requested assistance in relation thereto;

(v)	upon termination of the Agreement or upon the Recipient’s request return or delete any such Personal Data without keeping a copy; and

(vi)	provide any other assistance to the Recipient reasonably requested by the Recipient for the purposes of data protection compliance, which may include the execution of separate data protection agreements;

provided, that the handling of Personal Data in a manner consistent with the Pre-IPO Form shall be deemed to satisfy the requirements of this Clause 11.8(d).

(e)	Should a Party receive any legal process or other request from a regulator, prosecutor or other public authority to gain access to Personal Data or other Confidential Information of the other Party, it will immediately notify the other Party and permit the other Patty to defend against such legal process or request (or, if not possible, defend against it in the other Party’s best interest).

(f)	The Recipient may, from time to time, verify or have verified the Supplier’s compliance with Clause 11.8(c) (including the Supplier’s technical and organizational measures to prevent unauthorized processing of Personal Data) by an independent, reputable professional bound by an adequate confidentiality undertaking. Each Party shall bear its own costs in connection with such an audit.

11.9	The rights of the Recipient and the Supplier under this Clause 11 may also be enforced by recipients and suppliers not being Party to this Agreement that are Affiliates to the Parties to this Agreement.

11.10	Each Party shall indemnify and hold harmless the other Party in case of any claim of third parties caused by a breach of this Clause 11 by the indemnifying Party. The provisions of Clause 10.4 shall apply mutatis mutandis. The liability limitations set forth in Clause 12 shall not apply.

11.11	No sunset

The provisions of this Clause 11 shall survive the termination of the Agreement.

11.12	Injunctive relief

Nothing in this Agreement shall prevent any Party from seeking injunctive relief in respect of a breach by the other Party of its confidentiality obligations under this Agreement.

12.	Limitation of Liability

12.1	Liability caps

(a)	Subject to Clause 12.1(b) and Clause 11.10, the maximum aggregate liability of a Supplier of a Transitional Arrangement arising out of or in connection with:

(i)	that Transitional Arrangement, including any liability for that Transitional Arrangement contemplated in Clause 12.1(a)(ii), shall be limited to the aggregate of the Charges paid by the Recipient for that Transitional Arrangement; and

(ii)	any part of that Transitional Arrangement added under Clause 5 shall be limited to the aggregate of the Charges paid by the Recipient for that part.

(b)	The maximum aggregate liability of each Party arising out of or in connection with this Agreement, including any liability of that Party contemplated in Clause 12.1(a), shall be limited to the aggregate of the Charges paid for all the Transitional Arrangements by such Party.

12.2	Liability exclusions

Notwithstanding any other provision of this Agreement no Party shall be liable:

(a)	for any Claim arising out of or in connection with this Agreement, to the extent such Claim relates to:

(i)	consequential, special, incidental, indirect or punitive damages;

(ii)	loss of profit (including loss of revenue, income or profits) or diminution of value or loss of goodwill or potential business opportunity; or

(iii)	without prejudice to Clauses 12.2(a)(i) and 12.2(a)(ii) above, any damages that do not have a reasonable causal relationship to the breach that gave rise to that Claim; or

(b)	to the extent that any liability is caused by or is the result of the claiming Party failing to perform any of its obligations under this Agreement.

12.3	Carve-outs for liability regime

Clauses 12.1(a) and (b) do not apply in relation to liability:

(a)	(i) for negligence, to the extent such Transitional Arrangement is not the subject of an agreement between the Supplier and an unaffiliated third party, and (ii) for willful breach or willful misconduct (except to the extent that the applicable Transitional Arrangement is the subject of an agreement between the Supplier or its Affiliate and an unaffiliated third party, in which case such higher standard as is applicable under such agreement);

(b)	under the indemnity in Clause 10.4;

(c)	for breach of Clause 11;

(d)	that cannot be disclaimed under Applicable Law; or

(e)	for breach of Applicable Law in connection with the provision or receipt of any Transitional Arrangement.

12.4	Liability

References to liability in this Clause 12 is to liability whether in contract, in tort (including negligence) or equity, under statute or otherwise.

12.5	Failure to give Notice

If a Party does not give Notice of a Claim to the other Party:

(a)	within six (6) months after the termination or expiration of the last Transitional Arrangement to terminate or expire;

(b)	within six (6) months after the termination of this Agreement; or

(c)	within six (6) months after when that Party becomes or ought to have become aware of the facts giving rise to the Claim,

whichever is later, that Party shall be taken to have waived that Claim.

12.6	Duty to mitigate

Each Party and its Affiliates will have a duty to use commercially reasonable efforts to mitigate damages for which the other Party is responsible in connection with this Agreement.

13.	Force Majeure Events

13.1	No Party responsible for Force Majeure Events

A Party will not be liable to the other Party for any default or delay in the performance of its obligations under this Agreement to the extent that such default or delay is caused or contributed to by, directly or indirectly, a Force Majeure Event.

13.2	Notice

A Party wishing to rely on a Force Majeure Event under Clause 13.1 must give the other Party Notice as soon as practicable of the occurrence of that Force Majeure Event, giving reasonable details of the Force Majeure Event.

13.3	Liability to pay Charges

Where a Transitional Arrangement is suspended due to a Force Majeure Event, the Recipient:

(a)	will not be liable for the Charges for that Transitional Arrangement during the suspension; but

(b)	will remain liable for Charges:

(i)	for that Transitional Arrangement that accrued prior to, and that accrue after, the suspension; and

(ii)	for other Transitional Arrangements provided by the Supplier that are not suspended under this Clause 13.

14.	Notices

14.1	Notices in writing

A notice under this Agreement (“Notice”) shall only be effective if it is in writing. For the avoidance of doubt, email communications shall be deemed to be “in writing” for purposes of this Clause 14.1.

14.2	Address

Notices, demands or other communications made under or in connection with the matters contemplated by this Agreement shall be sent to a Party at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Email

GECC Attention: General Counsel	901 Main Avenue Norwalk, CT 06851 with copy to:	alex.dimitrief@ge.com
	Pat Beckwith	pat.beckwith@ge.com
	Ketan Majmudar Bethan Rowlands	ketan.majmudar@ge.com bethan.rowlands@ge.com

	Lead Executive Counsel – Operations, IT and Sourcing William Bandon	william.bandon@ge.com

Company Attention: General Counsel	777 Long Ridge Road Stamford, CT 06902 with copy to:	jonathan.mothner@ge.com
	Ricky Davis	Ricky.Davis@ge.com

A Party named above may change its Notice details on giving Notice to the other Parties named above of the change in accordance with this Clause 14. That Notice shall only be effective on the third Business Day after the date Notice has been received in accordance with Clause 14.3 or such later date as may be specified in the Notice.

14.3	Duly given when

Any Notice shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(a)	if delivered personally, on delivery;

(b)	if sent by courier, on delivery; or

(c)	if emailed:

(i)	when the sender receives an automated message confirming delivery; or

(ii)	four (4) hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first.

14.4	Outside Working Hours

Any Notice given outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14.5	Certain Notices not to be Emailed

Notwithstanding Clause 14.1, Notices under the following Clauses may not be emailed: 7, 9 to 13, 15, 17.5 (other than changes by way of Variations under Clause 5) and 17.6. Moreover, each such Notice is taken not to be given unless it is sent to and by the Parties’ Representatives designated by Clause 14.2 and otherwise in accordance with this Clause 14.

15.	Dispute Resolution

15.1	Commercially reasonable efforts

If any Dispute arises between the Parties, the Parties must act in good faith and use commercially reasonable efforts to resolve the matter amicably, including (i) first, through discussions between the GECC Services Manager and the Company Services Manager and (ii) second, by holding a Steering Committee meeting in accordance with Clause 6.6(d).

15.2	Escalation meeting

If either Party delivers a Notice to the other that a material Dispute has arisen and the Parties are unable to resolve the Dispute within fifteen (15) days of service of the Notice, whether or not the commercially reasonable efforts contemplated by Clause 15.1 have been used, then a meeting must be held between the Steering Committee and each Party’s Executive Sponsor.

If the Dispute has not been resolved within thirty (30) days of service of the Notice, such Dispute shall be resolved in accordance with the provisions of Article IX of the Master Agreement which shall apply hereto, mutatis mutandis.

16.	Audit

16.1	The Banking Recipient’s internal and external auditors and any competent Government Authority having jurisdiction over the Banking Recipient may at any time audit and verify

(a)	the functions outsourced by the Banking Recipient to the Banking Supplier;

(b)	the Banking Supplier’s performance of obligations under the Agreement;

(c)	the Banking Supplier’s operations and the documentation, the data and the systems used by the Banking Supplier for providing its Transitional Arrangements;

(d)	to the extent consistent with the Banking Supplier’s contractual obligations to the subcontractor, the performance of any subcontractor engaged by the Banking Supplier pursuant to Clause 17.2(b) to provide all or part of its Transitional Arrangements.

The Banking Supplier will assist in such audit, and provide any reasonably requested and available access, documentation and information. An audit or verification may not without good reason interfere with the operations of the Banking Supplier or its subcontractor and interfere with third party data protection, secrecy and intellectual property rights, shall be announced reasonably in advance and coordinated with the Banking Supplier (this, however, shall not operate to limit any Government Authority having jurisdiction over the Banking Recipient in pursuing any audit rights it may have pursuant to Applicable Law).

16.2	Any deficiencies rightfully determined by such an audit or verification shall be remedied by the Banking Supplier within adequate time (depending on the severity) in coordination with the Bank.

16.3	Each Party shall bear its own costs related to this Clause 16, with the exception that costs of follow-up audits due to a breach of contract by the Banking Supplier shall be borne by the Banking Supplier.

16.4	Furthermore:

(a)	the Banking Recipient will give the Banking Supplier Notice of any communications between the Banking Recipient and the Government Authority (or the Banking Recipient’s internal or external auditors) relating to any such Government Authority (or the Banking Recipient’s internal or external auditors) audit or other access in respect of the relevant Transitional Arrangement; and

(b)	the Banking Recipient must allow the Banking Supplier to review and comment on any such communications from the Banking Recipient before they are made (and consider in good faith all comments reasonably proposed by the Banking Supplier), in each case to the extent permitted by Applicable Law.

16.5	Each Party shall be provided the audit reports generated by the other Party or otherwise available to the other Party under arrangements with third parties to the extent permitted under Applicable Law.

16.6	The provisions of this Clause 16 survive termination of this Agreement.

17.	General

17.1	Entire Agreement

Except as otherwise expressly provided in this Agreement, this Agreement supersedes all prior discussions and agreements (whether oral or written, including all correspondence) if any, between the Parties with respect to the subject matter of this Agreement, and this Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof. Nothing in this Clause will, however, operate to limit or exclude any liability for fraud or willful default.

17.2	Assignment and transfer

(a)	GECC may assign, transfer or otherwise deal with its rights under this Agreement or allow any interest in them to be varied, whether in whole or in part, to, or in favour of, any Affiliate without the consent of the Company. The Company may assign, transfer or otherwise deal with its rights under this Agreement or allow any interest in them to be varied, whether in whole or in part, to, or in favor of, any Affiliate without the consent of GECC; provided, that the Company acknowledges that any such assignment shall be a Dependency.

(b)	The Supplier of a Transitional Arrangement may sub-contract the performance of any of its obligations under this Agreement by any third party, subject to the following:

(i)	in the case of a sub-contract established following the IPO, the Recipient shall provide its consent, which shall not be unreasonably withheld or delayed (for the avoidance of doubt, in the case of third parties sub-contracted already as of the IPO, such sub-contractors shall be considered approved by the Recipient);

(ii)	the Supplier shall be responsible for conducting appropriate due diligence and monitoring of its subcontractors, and shall remain responsible and liable to the Recipient for all acts and omissions of its subcontractors as fully as if they were the acts and omissions of the Supplier, and the performance of the Supplier obligations under this Agreement by its subcontractors shall be considered as if the Supplier itself had performed them;

(iii)	the Supplier shall secure undertakings in writing from such subcontractors on security, confidentiality, data protection and audit terms at least substantially equivalent to those set out in Clauses 3, 10, 11 and 16 of this Agreement. A copy of such undertakings shall be provided to the Recipient upon request; and

(iv)	unless otherwise agreed in writing by the Recipient, the Supplier shall be the Recipient’s only point of contact for the Transitional Arrangements.

17.3	Costs and expenses

Each Party shall bear its own legal, accounting, professional and advisory fees, commissions and other costs and expenses incurred by it in connection with this Agreement.

17.4	Counterparts

This Agreement may be executed in counterparts and by the Parties on separate counterparts but shall not be effective until each Party has executed at least one (1) counterpart. Each counterpart when executed shall be deemed an original of this Agreement and all counterparts shall constitute one and the same agreement.

17.5	Amendments

This Agreement may be amended, supplemented or modified by the mutual consent of the Parties expressed in writing, but not otherwise.

17.6	Waivers

Subject to Clause 12.5, no waiver of any part of this Agreement (including any Variation pursuant to Clause 5) or consent to any departure from it by any Party shall be effective unless it is in writing. A waiver or consent shall be effective only for the purpose for which it is given. No default or delay on the part of any Party in exercising any rights, powers or privileges operates as a waiver of any right, nor does a single or partial exercise of a right preclude any exercise of other rights, powers or privileges.

17.7	Severability

Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the validity, legality and enforceability of the remaining provisions hereof. Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties, the Parties shall use commercially reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective provision. This Clause has no effect if the severance of a provision of this Agreement (or a portion thereof) alters the basic nature of this Agreement or is contrary to public policy.

17.8	Relationship of the Parties

(a)	This Agreement does not create a relationship of employment, trust, agency or partnership between the Parties. Nothing herein creates a right in the Company to view any contracts by which GECC or its Affiliates acquires from third parties components or inputs to any GECC Transitional Arrangement.

(b)	The Supplier, or its Affiliates, or other persons as the case may be, are acting as independent contractors of the Recipient in performing the Transitional Arrangements.

(c)	The Supplier does not undertake to perform any obligations of the Recipient that are not set out in the description of a Transitional Arrangement, whether that obligation is:

(i)	regulatory or contractual; and

(ii)	whether connected with a Transitional Arrangement or not.

Similarly, the Supplier does not assume any responsibility for:

(iii)	the management of the Recipient’s business;

(iv)	except as expressly agreed under this Agreement, for the Recipient’s business continuity planning or for the disaster recovery of the Recipient’s computing environment;

(v)	any Claim by the Recipient that the Supplier gave it legal, regulatory, financial, accounting, commercial or tax advice in connection with any Transitional Arrangement; or

(vi)	any decision to take or use the Transitional Arrangement.

17.9	Governing Law

This Agreement, any Disputes and any other Claims, controversy, causes of action or disputes that may be based upon, arise out of or relate hereto, to the transactions contemplated hereby, to the negotiation, execution or performance, or the validity, interpretation, enforceability (e.g., that all or any part of this Agreement is void or voidable), formation, breach or termination hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, including Claims seeking redress or asserting rights under any Applicable Law, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction. Each Party submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts to support and assist the arbitration process referred to in Clause 15, including if necessary to grant interlocutory relief pending the outcome of that process.

17.10	Failure or delay in exercising rights

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

17.11	Binding effect

This Agreement shall be binding upon the Parties and their respective successors and assigns, and shall inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

17.12	Remedies not exclusive

The Parties’ rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law, except as expressly set out in this Agreement.

17.13	No rights of third parties

Except as provided in Clauses 10.3 and 10.4 with respect to the indemnified parties and Clauses 11.9 and 17.15, and except for the Bank and other Affiliates of Company and GECC and its Affiliates, with respect to their respective receipt of Transitional Arrangements, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including any union or any employee or former employee of GECC or its Affiliates or the Company or its Affiliates, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

17.14	Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 17.14.

17.15	Non-Recourse

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of GECC or its Affiliates shall have any liability for any obligations or liabilities of GECC under this Agreement or for any Claim (whether in contract or in tort, in law or in equity) based on, in respect of, or by reason of, the transactions contemplated hereby and all of such parties are expressly intended as third party beneficiaries of this provision of this Agreement.

17.16	No Reporting Obligations

Notwithstanding anything to the contrary contained in this Agreement or in any Schedule hereto, none of the Supplier or any of its Affiliates, or any of their respective Representatives, shall be obligated, pursuant to this Agreement or any Schedule hereto, as part of or in connection with the services provided hereunder, as a result of storing or maintaining any data referred to herein or in any Schedule hereto, or otherwise, to prepare or deliver any notification or report directly to any Government Authority or other person on behalf of the Recipient or any of its Affiliates, or any of their respective Representatives. The provisions of a Pre-Existing Agreement expressly referenced in Schedule 1 that establishes an obligation of the counterparty of the Company under that Pre-Existing Agreement to provide, upon the Company’s request, certain reports directly to the Company shall remain reserved and be incorporated herein by reference.

17.17	Disclaimer of Warranties

Insofar as Transitional Arrangements are provided on the basis of services procured by the Supplier directly or indirectly from third parties that are not Affiliates of GECC, the sole and exclusive warranties of the Supplier with regard to the provision of such Transitional Arrangements are the warranties provided by such third parties to the Supplier directly or indirectly with regard to such services. Furthermore, any rights and remedies the Recipient may have in relation to such warranties shall limited to the rights and remedies that the Supplier directly or indirectly is able to enforce vis-a-vis such third party using commercially reasonable efforts.

17.18	Outsourcing

Both Parties agree and acknowledge that the Transitional Arrangements may fall within the scope of the Bulletin 2013-29 (the “OCC Guidance”), issued by the Office of the Comptroller of the Currency, or the Guidance on Managing Outsourcing Risk attached to Federal Reserve Supervision and regulation Letter SR 13-19/CA 13-21 (the “FR Guidance” and, together with the OCC Guidance, the “Outsourcing Guidance”). Both Parties further agree and acknowledge that each Banking Recipient intends to follow the Outsourcing Guidance applicable to such Banking Recipient. The Parties acknowledge and agree that it is their best belief that the present Agreement and the provision of services contemplated herein are consistent with the applicable Outsourcing Guidance. Should it nonetheless, be it during the term of this Agreement or thereafter, be determined by the Office of the Comptroller of the Currency that this Agreement is not consistent with the OCC Guidance, or by a representative of the Federal Reserve System that this Agreement is not consistent with the FR Guidance, the Parties will cooperate in good faith and with all their efforts in order to cure the related deficiency pursuant to Clause 5 and specifically Clause 5.4.

17.19	Step-in Rights

(a)	Solely to the extent that:

(i)	GECC or its applicable Affiliate has obtained from a third-party service provider the right to Step-In (as defined below) if such third-party:

(1)	fails to perform a service, which failure adversely impacts the provision of a Transitional Arrangement, and

(2)	does not restore such service within a time period agreed with such third party sufficient to mitigate such adverse impact, and

(ii)	the exercise of such Step-In right is capable of being effected in a manner which is limited to the affected Transitional Arrangement and to the Company’s or one of its Affiliates receipt of such Transitional Arrangement, then GECC shall to the above extent pass-through to the Company its right to Step-In with the third party service provider. “Step-In” shall mean that GECC (or its applicable Affiliate), at its option, may take control of that part of the third-party’s services which adversely impact services delivered to GECC and, in doing so, may take such other action as is reasonably necessary to restore such service to GECC, including engaging another third-party service provider.

(b)	Such Step-In rights of the Company will continue until the applicable third party service provider establishes to GECC’s reasonable satisfaction pursuant to its agreement with the third party service provider that the third party is capable of providing the relevant service and can resume providing that service without business disruption to GECC or the Company or its Affiliates.

(c)	With respect to the Company’s exercise of Step-In rights under Clause (a), GECC and its Affiliates shall cooperate with the Company and its agents and provide all reasonable assistance at no charge to the Company to restore the relevant third-party service(s) (and thereby the Transitional Arrangement(s)) as soon as possible, including giving the Company and its agents such access to the third party’s service locations and systems to the extent permitted under GECC’s agreement with the third party service provider and reasonably necessary to restore such Service(s). The Company acknowledges and agrees that GECC and/or its third-party service provider may require that any other third party engaged by the Company that is to be provided such access agrees to protect the confidentiality of GECC, its Affiliates and/or the original third-party service provider’s Confidential Information and Intellectual Property Rights.

(d)	Charges for the affected Transitional Arrangement will be adjusted on a pro-rata basis based on any adjustments available to GECC as agreed between GECC and the third party service provider resulting from the applicable third party’s inability to provide or perform the service.

(e)	Any of the Step-In rights under this Clause 17.19 may be exercised by an Affiliate of Company which is a Recipient of the affected Transitional Arrangement.

(f)	If requested by the Company, GECC will use commercially reasonable efforts to negotiate step-in rights with a supplier of a service provided with respect to a Transitional Arrangement to the extent step-in rights: (i) are necessary to respond to a business need that may arise, or (ii) may be required by a Government Authority with regulatory authority over the Company or to comply with Applicable Law. The Company shall pay as part of the Charges all resulting costs, and increases in costs, due to or which result from any such step-in rights negotiation.

18.	Definitions and Interpretation

18.1	Defined terms

Unless the context requires otherwise, capitalized terms used in this Agreement will have the meanings given to them below:

#99 Service has the meaning given to it in Clause 2.9.

Access Codes has the meaning given to it in Clause 3.5(a).

Access Provider has the meaning given in Clause 3.5(a).

Accessing Party has the meaning given in Clause 3.5(a).

Affiliate of a Party means any party directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, that Party at the relevant time, provided for the purposes of this Agreement: (i) Company and its Affiliates shall not be deemed to be directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with GECC; and (ii) GECC and its Affiliates shall not be deemed to be directly or indirectly Controlling or Controlled by, or under direct or indirect common Control of Company.

Agreement means this agreement.

Agreement Term has the meaning given to it in Clause 9.1.

AMEX TSA has the meaning given to it in Clause 2.9.

Applicable Law means any law, treaty, statute, ordinance, code, rule, regulation, normative act, standard, guideline, policy, decree, order, writ, award, injunction, determination or other pronouncement, in each case having the effect of law of any Government Authority, as currently interpreted and administered.

Bank means Synchrony Bank.

Banking Recipient has the meaning given to it in Clause 11.8(a).

Banking Supplier has the meaning given to it in Clause 11.8(b).

Breaching Party has the meaning given to it in Clause 9.4(a).

Business Day means Monday to Friday, except for any day on which banking institutions in New York, New York are authorized or required by Applicable Law or executive order to close.

Charges, in relation to a Transitional Arrangement, means the amount set out against that Transitional Arrangement in Schedule 1 or Schedule 2 (as applicable).

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.

Client Data has the meaning given to it in Clause 11.8(a).

Company has the meaning given in the Details.

Company Business has the meaning given in the Details.

Company Services Manager has the meaning given to it in Clause 6.2(b).

Company Transitional Arrangement has the meaning given to it in Clause 1.2.

Confidential Information of a Party means all confidential, non-public or proprietary information relating to the business, technology or other affairs of that Party, or of that Party’s customers, suppliers or Affiliates, regardless of how the information is stored or delivered, that is exchanged or made available to a Party in connection with this Agreement, regardless of whether that information is exchanged before, on or after the IPO Date, but excludes information which:

(a)	is in or becomes part of the public domain other than through breach of this Agreement or an obligation of confidence owed to the Disclosing Party to whom that Disclosing Party owes a duty of confidence in relation to that Confidential Information;

(b)	the Receiving Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party; or

(c)	the Receiving Party acquires from a third party entitled to disclose it to the Receiving Party with no restrictions on the Receiving Party as to its further disclosure, or that the Receiving Party could not reasonably have known was confidential.

Control means, with respect to an entity, the possession, directly or indirectly, of, or the entitlement to acquire:

(a)	the power to direct or cause the direction of the management or policies of such entity whether by contract or otherwise; or

(b)	the ability of a person to ensure that the activities and business of that entity are conducted in accordance with the wishes of that person; or

(c)	the majority of the issued share capital or the voting rights in that entity or the right to receive the majority of the income of that entity on any distribution by it of all of its income or the majority of its assets on a winding up, and

Controlled by, under common Control with, and Controlling shall be construed accordingly.

Data Protection Legislation means the applicable data privacy laws in the United States, Canada or other jurisdiction from which the Transitional Arrangements are being provided by the Supplier or in which the Transitional Arrangements are being used and enjoyed by the Recipient, including, the Gramm-Leach Bliley Act, the Health Insurance Portability and Accountability Act and the Personal Information Protection and Electronic Documents Act, or other applicable legislation in those jurisdictions.

Dependency has the meaning given to it in Clause 2.3(a).

Details means the section of this Agreement with that heading.

Disclosing Party has the meaning given to it in Clause 11.1(a).

Dispute includes any dispute, controversy, difference or Claim arising out of or in connection with this Agreement or the subject matter of this Agreement, including any question concerning its existence, formation, validity, interpretation, performance, breach and termination.

Executive Sponsor means, in relation to a Party, the person appointed by that Party as executive sponsor in accordance with Clause 6.8.

Facilities has the meaning given to it in Clause 4.1(b).

First-Level Support means, in relation to software or infrastructure that is the subject of any GECC IT Application Service:

(a)	providing an interface, by way of phone or email, by which the Recipient’s users of the software or infrastructure can lodge queries about the software or infrastructure;

(b)	directly providing the answers to those queries that are typically answered by first-level support for similar software or infrastructure in other financial companies; and

(c)	interfacing with the Second-Level Support provider for that software or infrastructure, to the extent it exists, in relation to queries other than those referred to in sub-paragraph (b).

Force Majeure Event means any event or circumstance beyond the reasonable control of a Party (the “affected Party”), including:

(a)	failure of public infrastructure or energy sources;

(b)	accident or breakage of any machinery or apparatus of the other Party or a third party through no fault of the affected Party or its sub-contractors;

(c)	epidemics, storms, floods, fires or acts of God;

(d)	explosion, sabotage, war or terrorist action;

(e)	riots or civil disorders;

(f)	strikes, lockouts or other labor difficulties except with regard to a Party’s own employees;

(g)	failure in the other Party’s infrastructure or third party services through no fault of the affected Party or its sub-contractors;

(h)	unavailability of IT parts through no fault of the affected Party or its sub-contractors; and

(i)	governmental or regulatory intervention of any kind, including interference by civil or military authorities or the passage of regulation or laws or amendments to them and the making or amendment of any law (including an Applicable Law) that impacts the provision of any Transitional Arrangement.

FR Guidance has the meaning given to it in Clause 17.18.

GE has the meaning given in the Details.

GECC has the meaning given in the Details.

GECC IT Access Right means a right that is described as such in Schedule 1. It is taken:

(a)	to involve a right for the Recipient to use, on infrastructure owned or controlled by the Recipient, the software referred to in the description in that row of Schedule 1; and

(b)	not to include:

(i)	a right for the Recipient to access or use a copy of the source code to the software, or to modify, decompile, commercialize or adapt the software;

(ii)	a right of the Recipient to perform or provide service bureau services; nor

(iii)	a right for the Recipient to receive support (including First or Second-Level Support), maintenance, updates, patches or upgrades for that software,

except to the extent expressly set out in the relevant part of Schedule 1.

GECC IT Application Service means a service described as such in Schedule 1. It is taken:

(a)	to involve a service by which:

(i)	the Supplier, or another party on the Supplier’s behalf, hosts the application software referred to in that row of Schedule 1;

(ii)	the Recipient may access and use that application system software from the Recipient’s network; and

(iii)	to the extent a client-side part of the software must be hosted on the Recipient’s computers for the Recipient to enjoy its rights under sub-paragraph (b), the Supplier provides or procures for the Recipient the right to host an object-code form of that client-side software; and

(b)	not to include:

(i)	access or use of a copy of the source or object code form of the software, except for the client-side object code referred to in sub-paragraph (a)(iii);

(ii)	ability to modify, decompile, commercialize or adapt the software; or

(iii)	receipt of support (including First or Second-level Support), maintenance, updates, patches or upgrades for any software, including the client-side software referred to in sub-paragraph (a)(iii),

except to the extent expressly set out in the relevant part of Schedule 1.

GECC Services Manager has the meaning given to it in Clause 6.2(a).

GECC IT Support Service means a service described as such in Schedule 1.

GECC Non-IT Support Service means a service described in Schedule 1 other than a GECC IT Access Right, a GECC IT Application Service, or a GECC IT Support Service.

GECC Transitional Arrangement has the meaning given in Clause 1.1.

Generated Data has the meaning given to it in Clause 10.5.

Government Authority means any applicable local, municipal, state, national, foreign or other governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in or any other state or country with jurisdiction over the Parties or the transactions contemplated hereby.

Innocent Party has the meaning given in Clause 9.4(a).

Insolvent means the occurrence of any of the following events in relation to a Party:

(a)	that Party is unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts other than in connection with a bona fide Dispute;

(b)	any appointment of a receiver or administrator in respect of that Party by a Government Authority;

(c)	any corporate action, legal proceedings or other procedure or step in respect of the winding-up of that person or the appointment of a receiver or administrator to manage that Party or any of its affairs; or

(d)	any corporate action, legal proceedings or other procedure or step taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that Party; or

(ii)	a composition, assignment or arrangement with any material creditor of that Party,

or any analogous procedure or step taken in any jurisdiction.

Intellectual Property Rights or IP Rights means:

(a)	all trademarks, service marks, trade dress, trade names, logos, domain names, and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith;

(b)	copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof;

(c)	mask works and registrations and applications for registration thereof;

(d)	trade secrets and Confidential Information, plans, proposals, technical data, marketing plans, customer data, prospect lists and information;

(e)	patents; and

(f)	other intellectual property rights.

Intellectual Property Cross License Agreement means the agreement of that name between GECC and the Company on or about the same date of this Agreement.

Interest Rate means, on any date, the “effective” federal funds rate reported in the “Money Rates” section of the Eastern Edition of The Wall Street Journal published for such date (or, if the “effective” federal funds rate is not so reported on such date, on the immediately preceding date for which such “effective” federal funds rate was so reported).

Invoicing Period means, in relation to a Transitional Arrangement, the frequency at which the Recipient of a Transitional Arrangement is to be invoiced, as provided for that Transitional Arrangement in Schedule 1 or Schedule 2 (as applicable).

IPO has the meaning given to it in the Details.

IPO Date means the date of the consummation of the IPO.

Master Agreement has the meaning given in the Details.

MNT Subservicing Agreement means the Sub-Servicing Agreement between GECC and the Company.

Non-Discriminatory Standard means, in relation to a Transitional Arrangement, the standard of quality (e.g. response times) and priority of service that is generally consistent with:

(a)	that which any substantially similar service is provided during the Transition Period to an Affiliate of the Supplier; and

(b)	the principle that the Supplier should not, in prioritising the supply of the Transitional Arrangement, have regard to the fact that the Recipient may no longer be an Affiliate of the Supplier,

except to the extent expressly contemplated by this Agreement.

Notice has the meaning given to it in Clause 14.1.

Obtained Data has the meaning given to it in Clause 10.5.

OCC Guidance has the meaning given to it in Clause 17.18.

Outsourcing Guidance has the meaning given to it in Clause 17.18.

Parties means the parties to this Agreement and Party means any one of them.

Payable means, in relation to a Transitional Arrangement:

(a)	the amount that will accrue as being payable for that Transitional Arrangement until the end of the relevant Transition Period, presuming there will be no extensions to that Transition Period; and

(b)	if the amount referred to in paragraph (a) is calculated on a per unit basis (e.g. per employee), the calculation will be performed assuming the time-weighted average of that per unit usage between:

(i) the beginning of the Transition Period; and

(ii) when any such liability accrues,

will continue for the remaining Transition Period.

Personal Data has the meaning of any information related to an identified or identifiable individual or legal entity or any broader definition as per the Data Protection Legislation.

Pre-Existing Agreement has the meaning given in Clause 1.4(a).

Pre-IPO Form means, in relation to each Transitional Arrangement:

(a)	if a service or access right substantially equivalent to that Transitional Arrangement was provided to the Recipient in the six (6) month period prior to the IPO Date by itself, the other Party or any one of their Affiliates, the same form (or in as close to the same form as may be possible given that the IPO may result in certain assets and employees of the Supplier no longer being available to the Supplier in providing that Transitional Arrangement as a result of the Transaction) in which that service or access right was last provided before the IPO Date; or

(b)	if a service or access right substantially equivalent to that Transitional Arrangement was provided to the Recipient in the six (6) month period prior to the IPO Date by a third party that is not an Affiliate of either Party, the form that is consistent with the contract under which that Transitional Arrangement was last provided by that third party,

‘form’ for this purpose being taken to include the configuration, version, patch-levels and other implementation-specific details of the relevant software and systems for any GECC IT Access Right, GECC IT Application Service or IT Support Service, or its equivalent service or access right.

Pre-IPO Standard means, in relation to each Transitional Arrangement:

(a)	if a service or access right substantially equivalent to that Transitional Arrangement was provided to the Recipient in the six (6) month period prior to the IPO Date by itself, the other Party or any one of their Affiliates, the overall standards of quality and availability at which that service or access right was then provided across those preceding six (6) months; or

(b)	if a service substantially equivalent to that Transitional Arrangement was provided to the Recipient in the six (6) month period prior to the IPO Date by a third party that is not an Affiliate of either Party, the standards of quality and availability that are consistent with the contract under which that service was then provided by that third party across those preceding six (6) months.

Pre-IPO Volume means, in relation to each Transitional Arrangement:

(a)	if a service or access right substantially equivalent to that Transitional Arrangement was provided to the Recipient in the six (6) month period prior to the IPO Date by itself, the other Party or any one of their Affiliates, the average amount, quantity or volume at which that service or access right was then provided across those preceding six (6) months; or

(b)	if a service substantially equivalent to that Transitional Arrangement was provided to the Recipient in the six (6) month period prior to the IPO Date by a third party that is not an Affiliate of either Party, the amount, quantity or volume that is consistent with the contract under which that service was then provided by that third party across those preceding six (6) months.

(c)	Pre-IPO Volume is deemed to include increases to volume that are reasonably attributable to organic growth, including upon reasonable prior notice to Supplier the addition of new customers in the Recipient’s business (that is, not as a result of acquisition of a business or shares in a business).

Receiving Party has, in relation to Confidential Information, the meaning given in Clause 11.1.

Recipient has the meaning given in Clause 1.3.

Recipient Data has the meaning given to it in Clause 10.5.

Recipient Indemnified Party has the meaning given in Clause 10.3(b).

Regulatory Variation has the meaning given in Clause 5.4.

Relevant Business means:

(a)	in relation to the Company (and Affiliates of Company), commercial activities that are substantially the same as those carried out by Company (and Affiliates of Company) immediately prior to the IPO Date; and

(b)	in relation to GECC (and Affiliates of GECC), commercial activities that are substantially the same as those carried out by GECC (and Affiliates of GECC) immediately prior to the IPO Date.

Representative of a Party includes an employee, agent, officer, director, auditor, adviser, partner, or consultant or contractor (other than the other Party) of that Party.

Second-Level Support means, in relation to software or infrastructure that is the subject of a GECC IT Application Service:

(a)	providing an interface, by way of phone or email, by which the First-Level Support providers for that software or infrastructure can lodge queries about the software or infrastructure;

(b)	providing the answers to those queries that are more complex than those typically answered by first-level support for similar software or infrastructure in other financial companies; and

(c)	making software or hardware configuration changes to resolve fault or service issues in relation to the software or infrastructure, but not developing or providing patches or upgrades,

and which, in each case, can be reasonably answered by the higher-skilled members of an in-house support team for similar software or infrastructure in other financial companies.

Services Managers has the meaning given to it in Clause 6.2(b).

Specified Recipient has the meaning given to it in Clause 11.2(a).

Steering Committee has the meaning given in Clause 6.3.

Step-In has the meaning given in Clause 17.19(a).

Successor Provider means, in relation to a Transitional Arrangement, the entity or entities (which may include the Recipient of that Transitional Arrangement or any of its Affiliates) succeeding the Supplier in the provision or operation of Transitional Arrangements similar to or part of that Transitional Arrangement.

Supplier has the meaning given in Clause 1.3.

Supplier Indemnified Party has the meaning given in Clause 10.4(a).

Tax Sharing and Separation Agreement means the agreement of that name between GE and the Company dated on or about the same date of this Agreement.

Transition Assistance has the meaning given to it in Clause 7.5(b).

Transition Period means, in relation to any Transitional Arrangement, the period commencing on the IPO Date and which runs for the period specified in relation to that Transitional Arrangement in Schedule 1 or Schedule 2 (as applicable).

Transition Plan has the meaning given in Clause 7.1.

Transitional Arrangement means a GECC Transitional Arrangements or a Company Transitional Arrangement.

Transitional Trademark License Agreement means the agreement of that name between GE Capital Registry, Inc. and the Company dated on or about the same date of this Agreement.

Trigger Date means the first date on which members of the GE Group (as defined in the Master Agreement) cease to beneficially own (excluding for such purposes shares of Company Common Stock (as defined in the Master Agreement) beneficially owned by GE but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an Affiliate of GE being a sponsor of or advisor to a mutual or similar fund that beneficially owns shares of Company Common Stock) more than fifty percent (50%) of the outstanding Company Common Stock.

Underlying Systems means, in relation to a GECC IT Application Service or a GECC IT Support Service, the software and systems used to provide that GECC Transitional Arrangement.

US Dollars, USD or $ means the lawful currency from time to time of the United States of America.

Variation has the meaning given in Clause 5.1.

Working Hours means 9:30 am to 5:30 pm on a Business Day, at the location of the Recipient.

18.2	References to Certain General Terms

Unless the contrary intention appears, a reference in this Agreement to:

(a)	(variation or replacement) a document (including this Agreement) includes any variation or replacement of it;

(b)	(references to Schedules and Clauses) references to Schedules and Clauses are to the Schedules and Clauses of this Agreement;

(c)	(internal references) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules;

(d)	(references to statutes) a statute, ordinance, code or other law includes regulations and other instruments made under it;

(e)	(law) a law means:

(i)	statutes;

(ii)	rules, regulations, guidelines, directives, treaties, judgments, decrees, orders or notices of each Government Authority; and

(iii)	laws, executive orders and decrees of the government of each Government Authority from time to time,

together in each case with consolidations, amendments, re-enactments or replacements of any of them;

(f)	(singular includes plural) the singular includes the plural and vice versa;

(g)	(references to genders) references to one gender includes all other genders;

(h)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any Government Authority;

(i)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors and substitutes (including, persons taking by novation) and assigns;

(j)	(reference to a group of persons) a group of persons or things is a reference to any two (2) or more of them jointly and to each of them individually;

(k)	(money) an amount of money is, unless otherwise stated, a reference to the lawful currency of the United States;

(l)	(calculation of time) a period of time that dates from a given day or the day of an act or event is to be calculated exclusive of that day;

(m)	(reference to a day) a day is to a calendar day and is to be interpreted as the period of time commencing at midnight and ending twenty-four (24) hours later; and

(n)	(meaning not limited) the words “include”, “including”, “for example” or “such as” are not to be interpreted as words of limitation, and when such words introduce an example, they do not limit the meaning of the words to which the example relates, or to examples of a similar kind, and the word “or” shall not be exclusive.

18.3	Construction

The rule of construction, if any, that a contract should be interpreted against the parties responsible for the drafting and preparation thereof, shall not apply.

18.4	Headings

Headings are included for convenience only and are not to affect the interpretation of this Agreement.

18.5	Schedules

The Schedules form part of this Agreement.

18.6	Inconsistency

If there is an inconsistency between these general terms of this Agreement and a Schedule, or a document attached to a Schedule, then the provision in these general terms prevails to the extent of the inconsistency.

* * * * *

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed as of             , 2014.

GENERAL ELECTRIC CAPITAL CORPORATION

Name:
Title:

SYNCHRONY FINANCIAL

Name:
Title: